Exhibit 10.1

TERM LOAN AGREEMENT

dated as of

April 17, 2024

among

SANARA MEDTECH INC.,
as Borrower,

the Subsidiary Guarantors from time to time party hereto,

the Lenders from time to time party hereto

and

CRG SERVICING LLC,
as Administrative Agent and Collateral Agent

U.S. $55,000,000

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(continued)

ii

(continued)

iii

(continued)

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SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments
Schedule 7.05(b)(i)	-	Intellectual Property
Schedule 7.05(b)(ii)	-	Intellectual Property Exceptions
Schedule 7.06	-	Certain Litigation
Schedule 7.12	-	Information Regarding Subsidiaries
Schedule 7.14	-	Material Agreements
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Owned and Leased Real Property
Schedule 7.17	-	Pension Matters
Schedule 9.01	-	Existing Indebtedness
Schedule 9.02	-	Existing Liens
Schedule 9.05	-	Existing Investments
Schedule 9.10	-	Transactions with Affiliates

Exhibit A	-	Form of Guarantee Assumption Agreement
Exhibit B	-	Form of Notice of Borrowing
Exhibit C-1	-	Form of U.S. Tax Compliance Certificate
Exhibit C-2	-	Form of U.S. Tax Compliance Certificate
Exhibit C-3	-	Form of U.S. Tax Compliance Certificate
Exhibit C-4	-	Form of U.S. Tax Compliance Certificate
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Landlord Consent
Exhibit F	-	Form of Intercreditor Agreement (Permitted Priority Debt)

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This TERM LOAN AGREEMENT, dated as of April 17, 2024 (this “Agreement”), is entered into by and among SANARA MEDTECH INC., a Texas corporation (“Borrower”), the Subsidiary Guarantors from time to time party hereto, the Lenders from time to time party hereto and CRG SERVICING LLC, a Delaware limited liability company (“CRG Servicing”), as administrative agent and collateral agent for the Lenders (in such capacities, together with its successors and assigns, “Administrative Agent”).

WITNESSETH:

Borrower has requested the Lenders to make term loans to Borrower, and the Lenders are prepared to make such loans on and subject to the terms and conditions hereof. Accordingly, the parties agree as follows:

SECTION 1
DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“30-Day VWAP” means, as of any date of determination, the volume-weighted average price of Borrower’s common stock from 9:30 a.m. on the trading day that is thirty (30) days prior to the End Date to 4:00 p.m. on the last trading day immediately preceding such date of determination (the “End Date”), as calculated pursuant to the heading “Bloomberg VWAP” on Bloomberg Page RLYP <Equity>VWAP.

“acceleration” and “Acceleration” have the meanings set forth in Section 11.02.

“Acceleration Premium” has the meaning set forth in Section 11.02(c).

“Act” has the meaning set forth in Section 13.17.

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (a) acquires any business or all or substantially all of the assets of any Person, (b) acquires control of securities of a Person representing more than fifty percent (50%) of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than fifty percent (50%) of the ownership interest in any Person that is not managed by a board of directors or other governing body.

“Affected Lender” has the meaning set forth in Section 2.06(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introduction hereto.

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“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Obligor, its Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to an Obligor, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transaction Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Asset Sale” has the meaning set forth in Section 9.09.

“Asset Sale Net Proceeds” means the aggregate amount of the cash proceeds received from any Asset Sale, net of (a) any bona fide costs, fees, expenses and amounts incurred or payable in connection with such Asset Sale (including, without limitation, legal, accounting, investment banking fees and sales commissions), (b) income, franchise, sales and other applicable taxes paid or required to be paid (as reasonably estimated in good faith by Borrower) in connection with such Asset Sale within the next twenty-four (24) months following consummation of such Asset Sale, the computation of which shall, in each case take into account the reduction in tax liability resulting from any available operating losses, net operating loss carryovers, tax credits, tax carry forwards or similar tax attributes, or deductions and any tax sharing arrangements, (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Permitted Priority Lien on the asset which is the subject of such Asset Sale and (d) reserves for purchase price adjustments and retained liabilities reasonably expected to be payable by the Obligors in connection therewith established in accordance with GAAP (provided that upon the final determination of the amount paid in respect of such purchase price adjustments and retained liabilities, the actual amount of purchase price adjustments and retained liabilities paid is less than such reserves, the difference shall, at such time, constitute Asset Sale Net Proceeds); it being understood that “Asset Sale Net Proceeds” shall include, without limitation, any cash or Permitted Cash Equivalent Investment received (i) upon the sale or other disposition of any non-cash consideration received by any Obligor or any Subsidiary in any Asset Sale and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (d) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within 365 days after such Asset Sale, the amount of such reserve.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender.

“Back-End Facility Fee” has the meaning set forth in the Fee Letter.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

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“BIASURGE” means BIASURGE Advanced Surgical Solution.

“Board” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof to the extent duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if not member-managed, the managers thereof, or any committee of managing members or managers thereof to the extent duly authorized to act on behalf of such Persons, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introduction hereto.

“Borrower Party” has the meaning set forth in Section 13.03(b).

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders according to their respective Commitments (including a borrowing of a PIK Loan).

“Borrowing Date” means the date of a Borrowing.

“Borrowing Notice Date” means (a) in the case of the Borrowing on the Closing Date, a date that is at least one (1) Business Day prior to the Closing Date and (b) in the case of a subsequent Borrowing (other than with respect to a PIK Loan), a date that is at least ten (10) Business Days prior to the Borrowing Date of such Borrowing.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Catalyst” means The Catalyst Group, Inc., a Texas corporation.

“Catalyst Services Agreement” means that certain Transaction Advisory Services Agreement, dated as of March 1, 2023, between Borrower and Catalyst.

“CellerateRX” means CellerateRX Surgical Activated Collagen.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing fifty percent (50%) or more of the aggregate ordinary voting power in the election of the Board of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

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(b) during any period of twelve (12) consecutive months, a majority of the members of the Board of the Borrower cease to be composed of individuals (i) who were members of that Board on the first day of such period, (ii) whose election or nomination to that Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board or (iii) whose election or nomination to that Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board.

“Claims” means any claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Closing Date” means April 17, 2024.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any Property in which a Lien is purported to be granted under any of the Security Documents (or all such Property, as the context may require).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to Borrower in accordance with the terms and conditions of this Agreement, which commitment is in the principal amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time. The aggregate Commitments on the Closing Date equal $55,000,000. For purposes of clarification, the amount of any PIK Loans shall not reduce the amount of the available Commitment.

“Commitment Period” means the period from and including the first date on which all of the conditions precedent set forth in Section 6.01 have been satisfied (or waived by the Lenders) and through and including June 30, 2025.

“Commodity Account” has the meaning set forth in the Security Agreement.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means a “controlled foreign corporation” as defined in Section 957(a) of the Code.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such first Person (or any other Person controlling such first Person) primarily for making equity investments in Borrower or any other portfolio companies in the ordinary course of business.

“Copyright” has the meaning set forth in the Security Agreement.

“Cure Amount” has the meaning set forth in Section 10.03(a).

“Cure Right” has the meaning set forth in Section 10.03(a).

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.05, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified Borrower or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” is defined in the Security Agreement.

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“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which they are convertible or for which they are puttable or exchangeable, or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior indefeasible repayment in full in cash of the Loans and all other Obligations that are accrued and payable and the termination or expiration of the Commitments) pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior indefeasible repayment in full in cash of the Loans and all other Obligations that are accrued and payable and the termination or expiration of the Commitments), in whole or in part, or otherwise has any distributions or other payments which are mandatory or otherwise required at any time (other than distributions or payments in Equity Interests that do not constitute Disqualified Equity Interests), in each case prior to the date 181 days after the Stated Maturity Date or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (x) debt securities or (y) any Equity Interest referred to in clause (a) above (but for the avoidance of doubt, not the language in parenthesis in clause (a) above); provided, however, that, if such Equity Interests are issued pursuant to any plan for the benefit of employees of Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be (i) delivered to Borrower or any Subsidiary (or withheld by Borrower or such Subsidiary) in satisfaction of any exercise price or tax withholding obligations with respect to such Equity Interests or (ii) required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations, including Taxes.

“Dollars” and “$” means lawful money of the United States of America.

“Earn-Out Obligations” means any earn-out or other deferred or contingent consideration payable in connection with any Acquisition.

“Eligible Assets” means property that is used or useful in the same or a similar line of business as Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extension or expansion thereof).

“Eligible Transferee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any investment fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes.

“End Date” has the meaning set forth in the definition of 30-Day VWAP.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

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“Equity Cure Right” has the meaning set forth in Section 10.03(a).

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), all warrants, options or other rights for the purchase or acquisition from such Person of shares, interests, participations or other equivalents of such Person, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, any Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or any Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (c) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (f) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (p) receipt from the IRS of notice of the failure of any Benefit Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Benefit Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (r) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor.

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“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Event of Default” has the meaning set forth in Section 11.01.

“Excess Funding Guarantor” has the meaning set forth in Section 14.08.

“Excess Payment” has the meaning set forth in Section 14.08.

“Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means the rate at which any currency (the “Pre-Exchange Currency”) may be exchanged into another currency (the “Post-Exchange Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (Central time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to exchanging such Pre-Exchange Currency into such Post-Exchange Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Borrower and Administrative Agent or, in the absence of such agreement, such Exchange Rate shall instead be determined by Administrative Agent by any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

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“Excluded Account” has the meaning set forth in the Security Agreement.

“Excluded Asset” has the meaning set forth in the Security Agreement.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary that is (a) a Controlled Foreign Corporation or (b) a Foreign Subsidiary owned by a Subsidiary described in clause (a).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax, or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes that are imposed on amounts payable to a Lender to the extent that the obligation to withhold amounts existed on the date that such Lender became a “Lender” under this Agreement (other than pursuant to an assignment request by Borrower under Section 5.03(g)), except in each case to the extent such Lender is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts under Section 5.03, (c) any U.S. Federal withholding Taxes imposed under FATCA, and (d) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).

“Existing Cadence Credit Agreement” means the Loan Agreement, dated as of August 1, 2023, among Sanara MedTech Applied Technologies, LLC, as borrower, Sanara MedTech Inc., as guarantor, and Cadence Bank, as a lender, as amended, restated, supplemented or otherwise modified.

“Expense Cap” has the meaning set forth in the Fee Letter.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA” means the United States Food and Drug Administration.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

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“Fee Letter” means that fee letter agreement dated as of the Closing Date between Borrower and Administrative Agent.

“First-Tier Foreign Subsidiary” means an Excluded Foreign Subsidiary that is a direct Subsidiary of an Obligor and is not itself a Subsidiary Guarantor.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary of Borrower that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, accreditation, certificate, registration, filing or notice, of, issued by, from or to, required by, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States.

“Governmental Payor” means Medicare, Medicaid, any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a health care payment and reimbursement program.

“Guarantee” of or by any Person (the “guarantor”) means (x) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (y) any Lien on any assets of the guarantor securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that if such Indebtedness or other obligation has not been assumed or undertaken by the guarantor, then the amount of such Guarantee shall be deemed to be equal to the lesser of (a) the aggregate unpaid amount of such Indebtedness or other obligation and (b) the fair market value of the property encumbered thereby as determined by the guarantor in good faith; provided, further, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

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“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor” hereunder.

“Guaranteed Obligations” has the meaning set forth in Section 14.01.

“Harmful Code” means any automatic restraint, time-bomb, trap-door, virus, worm, Trojan horse or other harmful code or instrumentality that will cause any software, hardware or system to cease to operate or to fail to conform to its specifications.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Health Care Laws” any and all Laws relating to the regulation of healthcare or insurance, entities that provide items or services directly or indirectly to, for, or on behalf of healthcare providers and suppliers or the payment or reimbursement for items or services rendered, provided, dispensed or furnished by healthcare providers or suppliers, including, the laws applicable to the corporate practice of medicine, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. §§ 3729 -3733), 42 U.S.C. § 1320a-7b, the Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), HIPAA and Privacy Laws.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

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“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (including any Earn-Out Obligations, but excluding indemnification obligations or accounts payable incurred in the ordinary course of business so long as such accounts payable are (i) not more than ninety (90) days past due or (ii) being contested in good faith by appropriate proceedings and reserved for in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations under any Hedging Agreements, currency swaps, forwards, futures or derivatives transactions, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 13.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Technical Information, domain names and uniform resource locators (“URLs”), and all other intellectual property or proprietary rights, whether registered or not, domestic and foreign. Intellectual Property shall include all:

(a) applications and registrations relating to such Intellectual Property;

(b) rights and privileges arising under applicable Laws with respect to such Intellectual Property;

(c) rights to sue for past, present and future infringements of such Intellectual Property; and

(d) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

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“Interest Period” means, with respect to each Borrowing, (a) initially, the period commencing on and including the Borrowing Date thereof and ending on and excluding the next Payment Date, and, (b) thereafter, each period beginning on and including the last day of the immediately preceding Interest Period and ending on and excluding the earlier of (x) the next succeeding Payment Date and (y) the Maturity Date; provided, that, the Interest Period ending on the Maturity Date shall include the Maturity Date.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), device, system, manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), device, system, manufacture or composition of matter.

“Investment” means, for any Person, any direct or indirect acquisition or investment by such Person, whether by means of: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the entering into of any Hedging Agreement; or (e) an Acquisition.

“Involuntary Disposition” means any loss of, damage to, destruction of, or any condemnation or other taking for public use of, any property of any Obligor or any of its Subsidiaries.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“Knowledge” means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person. “Knowledge” shall be deemed to be the actual knowledge of any such Person (and not the implied, constructive or imputed knowledge of any such Person) as of the applicable time, and without any obligation to make any independent investigation of, or any implied duty to investigate, such matters, or to make any inquiry of any other Person, or to search or to examine any files, records books, correspondence and the like.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit E, or such other form as is reasonably acceptable to the Administrative Agent.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

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“Lender” means each Person listed as a “Lender” on a signature page hereto, together with its successors, and each assignee of a Lender pursuant to Section 13.05(b).

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Liquidity” means the balance of unencumbered (other than by Liens described in Sections 9.02(a), 9.02(c) (provided that there is no default under the documentation governing the Permitted Priority Debt) and 9.02(j)) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case to the extent held in an account over which the Secured Parties have a first-priority (other than with respect to Liens described in Section 9.02(j)) perfected security interest.

“Loan” means (a) each loan advanced by a Lender pursuant to Section 2.01 and (b) each PIK Loan deemed to have been advanced by a Lender pursuant to Section 3.02(e). For purposes of clarification, any calculation of the aggregate outstanding principal amount of Loans on any date of determination shall include both the aggregate principal amount of loans advanced pursuant to Section 2.01 and not yet repaid, and all PIK Loans deemed to have been advanced and not yet repaid, on or prior to such date of determination.

“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Security Documents, the Perfection Certificate, any subordination agreement or any intercreditor agreement (including a Permitted Priority Intercreditor Agreement) entered into by Administrative Agent (on behalf of the Secured Parties) with any other creditors of Obligors or any agent acting on behalf of such creditors, and any other present or future document, instrument, agreement or certificate executed by Obligors and delivered to Administrative Agent or any Secured Party in connection with or pursuant to this Agreement or any of the other Loan Documents, all as amended, restated, supplemented or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Total Credit Exposures of all Lenders at such time, ignoring, in such calculation, the Commitments of and outstanding Loans owing to any Defaulting Lender.

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

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“Market Capitalization” means, as of any date of determination, the product of (a) the 30-Day VWAP as of such date of determination multiplied by (b) the aggregate number of outstanding shares of common stock of Borrower as reported on Borrower’s most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (a) the business, financial condition, operations, performance or Property of Borrower and its Subsidiaries taken as a whole, (b) the ability of the Obligors taken as a whole to perform their obligations under the Loan Documents or (c) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of Administrative Agent or any Lender under any of the Loan Documents (other than to the extent due to any failure of Administrative Agent or any Lender to take any action within its control to maintain perfection of the Liens created by the Security Documents).

“Material Agreements” means (a) the agreements which are listed in Schedule 7.14 and (b) all other agreements held by the Obligors or their Subsidiaries from time to time, the absence, breach, non-performance or termination of any of which would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means, at any time, (a) any Indebtedness of Borrower or any Subsidiary under any Permitted Priority Revolving Credit Documents (including undrawn amounts) and (b) any Indebtedness of Borrower or any Subsidiary the outstanding principal amount of which, individually or in the aggregate, exceeds $1,000,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means the Obligor Intellectual Property described in Schedule 7.05(b)(i) and any other Obligor Intellectual Property after the Closing Date that is material to any Obligor’s business, Products, services or assets and which would have been required to be listed on Schedule 7.05(b)(i) if it was in existence as of the Effective Date, provided that Material Intellectual Property shall in no event include Intellectual Property related to Tissue Health Plus.

“Material Products” means (a) BIASURGE, (b) CellerateRX, and (c) each other Product the loss of which would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

“Maturity Date” means the earlier to occur of (a) the Stated Maturity Date and (b) the date on which the Loans are accelerated pursuant to Section 11.02.

“Maximum Rate” has the meaning set forth in Section 13.18.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor law in respect thereof.

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“Minimum Required Revenue” has the meaning set forth in Section 10.02.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Non-Consenting Lender” has the meaning set forth in Section 2.06(a).

“Non-Disclosure Agreement” has the meaning set forth in Section 13.16.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to Administrative Agent, any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including reasonable and documented out-of-pocket fees, charges and disbursements of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor, in each case, under any Loan Document.

“Obligor Intellectual Property” means Intellectual Property owned or otherwise controlled by any of the Obligors.

“Obligors” means, collectively, Borrower, the Subsidiary Guarantors and their respective successors and permitted assigns.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).

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“Participant” has the meaning set forth in Section 13.05(e).

“Participant Register” has the meaning set forth in Section 13.05(f).

“Patents” has the meaning set forth in the Security Agreement.

“Payment Date” means (a) each March 31, June 30, September 30 and December 31 (commencing on the first such date to occur at least thirty (30) days after the Closing Date) and (b) the Maturity Date; provided, that if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next preceding Business Day.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means that certain Perfection Certificate, dated as of the Closing Date, delivered by the Obligors to Administrative Agent.

“Permitted Acquisition” means any Acquisition by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or a majority of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a) immediately prior to, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;

(c) (i) any newly created or acquired Subsidiary in such transactions shall within thirty (30) days of the date such Person becomes a Subsidiary of Borrower, to the extent required by Section 8.12, become a Subsidiary Guarantor and comply with the requirements of Section 8.12, as applicable and (ii) in the case of the acquisition of Property, such Property shall be subject to a perfected, valid and enforceable first priority (subject to Permitted Liens) Lien in favor of Administrative Agent to the extent required pursuant to Section 8.12;

(d) the Obligors and their respective Subsidiaries shall be in compliance with the financial covenants set forth in Section 10.01 and Section 10.02 on a pro forma basis immediately after giving effect to such Acquisition; and

(e) such Person (in the case of an acquisition of Equity Interests) or assets (in the case of an acquisition of assets or a division) shall be engaged or used, as the case may be, in the same or related business or lines of business in which Borrower and/or its Subsidiaries are engaged.

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“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition, (b) commercial paper maturing no more than one (1) year after its creation and having a rating of at least “A-1” from Standard & Poor’s Ratings Group or at least “P-1” from Moody’s Investors Service, Inc. and (c) Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Permitted Cure Debt” means Indebtedness incurred in connection with the exercise of the Subordinated Debt Cure Right and (a) that is governed by documentation containing representations, warranties, covenants and events of default no more burdensome or restrictive than those contained in the Loan Documents, (b) that has a maturity date at least 181 days later than the Maturity Date, (c) in respect of which no cash payments of principal or interest are required prior to the Maturity Date and (d) in respect of which the holders have agreed in favor of Borrower, Administrative Agent and the Lenders (i) that prior to the date on which the Commitments have expired or been terminated and all Obligations (other than inchoate reimbursement obligations for which no claim has been made) have been paid in full in cash, such holders will not exercise any remedies available to them in respect of such Indebtedness, (ii) that such Indebtedness is unsecured and (iii) to terms of “deep” subordination satisfactory to Administrative Agent in its sole discretion.

“Permitted Holders” means (a) Ron Nixon, an individual, (b) Brad Gurasich, an individual, (c) Catalyst and (d) any Controlled Investment Affiliate of Catalyst.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Priority Debt” means Indebtedness of Borrower under one working capital revolving credit facility, in an amount not to exceed at any time the lesser of (a) $10,000,000 and (b) eighty percent (80%) of the face amount at such time of Borrower’s eligible accounts receivable and inventory; provided that (a) such Indebtedness, if secured, is secured solely by Borrower’s accounts receivable, inventory and cash proceeds thereof (other than proceeds of (i) Loans, (ii) Intellectual Property, (iii) Collateral that does not secure such Permitted Priority Debt, and (iv) the exercise of any Cure Right) and (b) the holders or lenders thereof have executed and delivered to Administrative Agent a Permitted Priority Intercreditor Agreement.

“Permitted Priority Intercreditor Agreement” means an intercreditor agreement in substantially the form of Exhibit F and with such changes (if any) as are reasonably satisfactory to Administrative Agent.

“Permitted Priority Lender” means the lender under a Permitted Priority Revolving Credit Document (or any successor, assignee, refinancing Person or replacement thereof to the extent not prohibited by the Permitted Priority Intercreditor Agreement).

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“Permitted Priority Liens” means (a) Liens permitted under Section 9.02(c), (d), (e), (f), (g), (j) and (o) and (b) Liens permitted under Section 9.02(b); provided that such Liens are also of the type described in Section 9.02(c), (d), (e), (f), (g), (j) and (o).

“Permitted Priority Revolving Credit Documents” means each agreement, instrument and document entered into by the Borrower or any Subsidiary in connection with Permitted Priority Debt, in each case in form and substance reasonably satisfactory to the Administrative Agent (it being agreed that such agreements, instruments and documents entered into on or prior to the Closing Date that have been provided to the Administrative Agent on or prior to the Closing Date, in the form so provided to the Administrative Agent on or prior to the Closing Date, are satisfactory to the Administrative Agent), as the same may be amended, modified, extended, restated, replaced or supplemented from time to time subject to the terms and provisions of the Permitted Priority Intercreditor Agreement.

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided that such extension, renewal or replacement (a) shall not increase the outstanding principal amount of such Indebtedness, (b) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (c) shall have an applicable interest rate which does not exceed the rate of interest of the Indebtedness being replaced, and (d) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such Indebtedness.

“Permitted Value-Based Care Business Transaction” means a sale, lease, transfer or other disposition by Borrower or any of its Subsidiaries of all or a portion of the Value-Based Care Business in any transaction or series of related transactions pursuant to which there is a direct or indirect acquisition of all or a portion of the assets of the Value-Based Care Business by one or more Persons who are third-parties, by way of:

(a) The (i) formation of, or investment into, an investment vehicle created to hold assets of the Value-Based Care Business (a “Transaction Vehicle”), (ii) transfer, contribution or other disposition of the assets of the Value-Based Care Business (or of the equity interests of the subsidiaries that hold such assets) to a Transaction Vehicle and (iii) sale, lease, transfer or other disposition of equity interests in a Transaction Vehicle to one or more third-party investors, provided that (A) the portion of the pro forma “post-money” value of the Value-Based Care Business that is attributable to the Obligors by virtue of their direct or indirect ownership of such Transaction Vehicle (as determined by the Board of Directors of Borrower in good faith) does not exceed thirty percent (30%) of the Market Capitalization of the Borrower, all determined as of the date of the first bona fide sale(s) of equity interests in such Transaction Vehicle to third-party investors and (B) such first sale of the equity interests of a Transaction Vehicle shall have occurred within forty-five (45) days (or such longer period as agreed to by Administrative Agent) of the initial formation of the Transaction Vehicle. Notwithstanding anything in the Loan Documents to the contrary, the condition set forth in the foregoing clause (a)(A) is a one-time test that occurs on the date of the first bona fide sale(s) of equity interests in the Transaction Vehicle to third-party investors, and any subsequent sales of equity interests (or assets) in the Transaction Vehicle are permitted without any conditions; or

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(b) an outright sale of all or a portion of the assets of the Value-Based Care Business, provided that the aggregate cash consideration received by Borrower and its Subsidiaries in connection with such sale, determined as of the date of the signing of a definitive agreement relating to such transaction, does not exceed thirty percent (30%) of the Market Capitalization of the Borrower;

provided further that (x) immediately prior to, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result from any transaction described in this definition and (y) the Obligors and their respective Subsidiaries shall be in compliance with the financial covenants set forth in Section 10.01 and Section 10.02 on a pro forma basis immediately after giving effect to such transaction.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Personal Information” means all information defined or described by Borrower or any Subsidiary as “personal data”, “personal information”, “personally identifiable information”, “protected health information,” “PHI,” “PII,” or any similar term in any of the privacy policies or other public-facing statements of Borrower or any Subsidiary, any information that is subject to any Privacy Laws or regarding or capable of being associated with an individual consumer or device, including information that identifies, or could reasonably be used to identify (alone or in combination with other information) or is otherwise identifiable with a device or natural person, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any website or platforms, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“PIK Loan” has the meaning set forth in Section 3.02(e).

“PIK Period” means the period beginning on the Closing Date through and including the earlier to occur of (a) the nineteenth (19th) Payment Date and (b) at the election of the Majority Lenders, the date on which any Default shall have occurred (provided that if such Default shall have been cured or waived, the PIK Period shall resume until the earlier to occur of the next Default (subject to the election of the Majority Lenders) and the nineteenth (19th) Payment Date).

“Pixalere Joinder Date” has the meaning set forth in Section 8.14(b).

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“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Premium” means, if the prepayment occurs:

(A) on or prior to the date that is one (1) year following the applicable Borrowing Date, an amount equal to ten percent (10.00%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) being prepaid on such Redemption Date;

(B) after the date that is one (1) year following the applicable Borrowing Date, and on or prior to the date that is two (2) years following the applicable Borrowing Date, an amount equal to five percent (5.00%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) being prepaid on such Redemption Date; and

(C) after the date that is two (2) years following the applicable Borrowing Date, an amount equal to zero percent (0.00%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) being prepaid on such Redemption Date;

provided, that to determine, as of any Redemption Date, the aggregate outstanding principal amount of the Loans and the applicable Borrowing Date, in each case, for purposes of this definition:

(i) if, as of such Redemption Date, Borrower shall have made only one Borrowing (excluding Borrowings of PIK Loans), the Prepayment Premium shall be determined by reference to the Closing Date; and

(ii) if, as of such Redemption Date, Borrower shall have made more than one Borrowing (excluding Borrowings of PIK Loans), then the Prepayment Premium shall equal the sum of multiple Prepayment Premiums calculated with respect to the Loans of each such non-PIK Loan Borrowing included in such payment, each of which Prepayment Premiums shall be calculated based solely on the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon) and by reference to the applicable Borrowing Date for such Borrowing. In the case of any partial prepayment, the amount of such prepayment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the inverse order in which such Borrowings were made.

The Prepayment Premium payable upon any prepayment shall be in addition to any payments required pursuant to the Fee Letter (including the Back-End Facility Fee).

“Privacy Laws” means all applicable international, federal and state laws, statutes, directives, rules, regulations, guidance, and best practices related to the use, disclosure, privacy and security of Personal Information, including HIPAA and equivalent Laws in other jurisdictions.

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“Pro Rata Share” has the meaning set forth in Section 14.08.

“Product” means any current or future product or service researched, designed, developed, manufactured, licensed, marketed, advertised, sold, offered for sale, performed, distributed, tested, provided or commercialized by Borrower or any of its Subsidiaries, including any such product or service in development or that may be developed in the future.

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Proportionate Share” means, with respect to any Lender, (a) at any time during the Commitment Period, the percentage obtained by dividing (i) the sum of (A) the unfunded Commitment of such Lender then in effect plus (B) the aggregate outstanding principal amount of the Loans of such Lender at such time by (ii) the sum of (A) the unfunded Commitments of all Lenders then in effect plus (B) the aggregate outstanding principal amount of the Loans of all Lenders at such time and (b) at any time thereafter, the percentage obtained by dividing (i) the aggregate outstanding principal amount of the Loans of such Lender at such time by (ii) the aggregate outstanding principal amount of the Loans of all Lenders at such time.

“Proprietary Database” means any material non-public proprietary database or information repository.

“Qualified Equity Interests” means all Equity Interests other than Disqualified Equity Interests.

“Real Property Security Documents” means any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real Property owned by any Obligor in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Redemption Date” means, as the context may require, (a) the Payment Date on which an optional prepayment is made pursuant to Section 3.03(a), (b) the date of an Asset Sale or Change of Control in connection with which a prepayment is made, or required to be made, pursuant to Section 3.03(b) and (c) in the event that Loans become due and payable prior to the Stated Maturity Date for any reason not related to the foregoing clauses (a) through (b) (other than by reason of the Loans becoming due and payable pursuant to an Acceleration), the date on which a prepayment is due (other than any prepayment of the Loans of a Defaulting Lender pursuant to Section 2.06).

“Redemption Price” means an amount equal to the aggregate principal amount of the Loans being prepaid plus the Prepayment Premium with respect thereto plus any accrued but unpaid interest and any fees then due and owing (including the Back-End Facility Fee and any other fees required to be paid pursuant to the Fee Letter) with respect thereto; provided, that, no Prepayment Premium shall be included in the above calculation of “Redemption Price” with respect to any prepayment to the extent made pursuant to Section 5.02.

“Register” has the meaning set forth in Section 13.05(d).

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“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approvals” means any registrations, licenses, authorizations, permits or approvals of any applicable Governmental Authority, including, the FDA, necessary for or material to the conduct of the Borrower’s or any of its Subsidiary’s business or material to commercialization of any Product by the Borrower or any of its Subsidiaries and applications or submissions related to any of the foregoing.

“Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.

“Responsible Officer” of any Person means each of the chief executive officer and chief financial officer of such Person.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Equity Interests of Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of Equity Interests of Borrower or any of its Subsidiaries and (b) any payment by any Obligor or any of its Subsidiaries of any management, consulting or similar fees to Catalyst or any of its Affiliates (other than Borrower or any of its Subsidiaries), whether pursuant to a management agreement or otherwise.

“Restrictive Agreement” has the meaning set forth in Section 7.15.

“Revenue” means, for any period, for Borrower and its Subsidiaries, on a consolidated basis, all revenue properly recognized under GAAP, consistently applied, less all rebates, discounts, and other price allowances.

“Sanctioned Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Jurisdiction or (c) any Person owned or Controlled by any such person or Persons described in clauses (a) and (b).

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“Sanctions” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Lenders, Administrative Agent, each other Indemnified Party and any other holder of any Obligation.

“Securities Account” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Obligors and Administrative Agent, granting a security interest in the Obligors’ personal Property in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement that perfects Liens in favor of the Administrative Agent, for the benefit of the Secured Parties to secure the Obligations.

“Seller Notes” means any promissory note issued by Borrower or any of its Subsidiaries in connection with any Permitted Acquisition as partial consideration for such Permitted Acquisition, which Seller Notes are subject to subordination arrangements in form and substance reasonably acceptable to Administrative Agent.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, entered into by one or more Obligors in favor of Administrative Agent, for the benefit of the Secured Parties, each in form and substance reasonably satisfactory to Administrative Agent (and as amended, modified or replaced from time to time).

“Solvent” means, with respect to any Person at any time, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Specified Event of Default” means any of the Events of Default set forth in Sections 11.01(a), (b), (h), (i) and (j).

“Specified Financial Covenants” has the meaning set forth in Section 10.03(a).

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“Stated Maturity Date” means the twentieth (20th) Payment Date following the Closing Date.

“Subordinated Debt Cure Right” has the meaning set forth in Section 10.03(a).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower. For the avoidance of doubt, no Transaction Vehicle Subsidiary (or any subsidiaries of a Transaction Vehicle) shall be a “Subsidiary” for purposes of the Loan Documents, provided that in the event of a failure to consummate a sale of equity interests in a Transaction Vehicle described in clause (a) of the definition of Permitted Value-Based Care Business Transaction within the forty-five (45) day period prescribed therein, any Transaction Vehicle Subsidiary that is wholly-owned by Borrower or any of its Subsidiaries upon expiration of such forty-five (45) day period shall be a deemed to have been acquired as of the expiration of such period and shall, for all purposes, constitute a “Subsidiary” as of such date.

“Subsidiary Guarantors” means each of the Subsidiaries of Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12(a) or (b). For the avoidance of doubt, no Transaction Vehicle Subsidiary (or any subsidiaries of a Transaction Vehicle) shall (or shall be required to) be a “Subsidiary Guarantor” hereunder except as described more fully in Section 8.12.

“Substitute Lender” has the meaning set forth in Section 2.06(a).

“Tax Affiliate” means (a) Borrower and its Subsidiaries, (b) each other Obligor and (c) any Affiliate of an Obligor with which such Obligor files or is eligible to file consolidated, combined or unitary Tax returns.

“Tax Returns” has the meaning set forth in Section 7.08.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary and confidential information, know-how, Inventions, clinical reports, data, and proprietary databases.

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“Third-Party Payor Programs” means all health care payment and reimbursement programs sponsored by a Governmental Payor, private insurer, managed care plan or any other Person or entity which presently or in the future maintains a health care payment and reimbursement program in which any Obligor participates.

“Title IV Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Total Credit Exposure” means, as to any Lender at any time, the unfunded Commitments of such Lender at such time and the aggregate outstanding principal amount of all Loans of such Lender at such time.

“Trademarks” has the meaning set forth in the Security Agreement.

“Transaction Vehicle” has the meaning set forth in the definition of “Permitted Value-Based Care Business Transaction.”

“Transaction Vehicle Subsidiary” means any Transaction Vehicle that, without regard to the last sentence of the definition of “Subsidiary,” would be a Subsidiary hereunder.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party and the Borrowings (and the use of the proceeds of the Loans).

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof or of the other Loan Documents relating to such perfection, effect of perfection or non-perfection or priority.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).

“Value-Based Care Business” means Borrower and its Subsidiaries’ value-based care virtual consult services business, commonly referred to as Tissue Health Plus, which such business does not generate or otherwise include any Product related revenue or any assets or other property that generate Product revenue, in each case, of Borrower and its Subsidiaries.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any Obligor or any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

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“Withholding Agent” means any Obligor and Administrative Agent.

1.02 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. All components of financial calculations made to determine compliance with this Agreement, including Section 10 shall be calculated as if any (a) Acquisition, (b) Asset Sale, (c) Involuntary Disposition, (d) sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, (e) Investment that results in a Person becoming a Subsidiary (whether by merger, consolidation or otherwise), (f) incurrence or repayment of Indebtedness (and if any such incurred Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this provision determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination) or (g) other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant, calculation as to pro forma effect with respect to a test or covenant or requires such test or covenant to be calculated on a pro forma basis, in each case, consummated after the first day of the applicable period of determination and prior to the end of such period, as if such transaction (and any other such transactions in connection therewith) shall have occurred as of the first day of the applicable period and additionally: (i) with respect to any Asset Sale, Involuntary Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded, and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to Administrative Agent; provided, that, the foregoing adjustments shall be determined in good faith by Borrower based on assumptions expressed therein and that were reasonable based on the information available to Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

1.03 Interpretation.

(a) For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Agreement include the plural as well as the singular and vice versa; (ii) words importing gender include all genders; (iii) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (iv) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (v) references to days, months and years refer to calendar days, months and years, respectively; (vi) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (vii) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; (viii) accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property” , which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted) and (ix) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time. Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all permitted subsequent amendments, restatements, extensions, supplements and other modifications thereto.

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(b) Notwithstanding any other provision contained in this Agreement, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) other than with respect to the preparation of financial statements in accordance with GAAP (it being understood that, if requested by Administrative Agent or any Lender, Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents setting forth a reconciliation between the applicable calculations, amounts and definitions set forth herein both with and without giving effect to such change), any change to GAAP occurring after December 31, 2017 as a result of ASU 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2017, (ii) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value,” as defined therein and (iii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.04 Changes to GAAP. (a) If at any time after the Closing Date any change in GAAP or in the application thereof would affect the computation of any financial ratio, basket or other item relevant to determining compliance with the requirements or provisions set forth in any Loan Document and Borrower or the Lenders shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio, basket or other item to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio, basket or other item shall continue to be computed in accordance with GAAP immediately prior to such change therein and (ii) Borrower shall provide to Administrative Agent concurrently with delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Responsible Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 10) that would have resulted if such financial statements had been prepared without giving effect to such change; and

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(b) Any Event of Default arising as a result of a change in GAAP referred to clause (a) hereof which is cured by operation of this Section 1.04 shall be deemed to be of no effect ab initio.

1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2
THE COMMITMENT

2.01 Commitments. Each Lender agrees severally, on and subject to the terms and conditions of this Agreement (including Section 6), to make term loans (provided that PIK Loans shall be deemed not to constitute “term loans” for purposes of this Section 2.01) to Borrower (in the number of draws specified in Section 6.02), each on a Business Day during the Commitment Period in Dollars in an aggregate principal amount for such Lender not to exceed such Lender’s unfunded Commitment; provided, however, that no Lender shall be obligated to make a Loan in excess of such Lender’s Proportionate Share of the applicable amount of any Borrowing set forth in Section 6 (if any) other than PIK Loans. Amounts of Loans repaid may not be reborrowed.

2.02 Borrowing Procedures. Subject to the terms and conditions of this Agreement (including Section 6), each Borrowing (other than a Borrowing of PIK Loans) shall be made on written notice in the form of Exhibit B given by Borrower to Administrative Agent not later than 11:00 a.m. (Central time) on the Borrowing Notice Date (a “Notice of Borrowing”).

2.03 Fees. Borrower shall pay to Administrative Agent and/or the Lenders, as applicable, such fees as are described in the Fee Letter.

2.04 Use of Proceeds. Borrower shall use the proceeds of the Loans for repayment of all outstanding Indebtedness and obligations under the Existing Cadence Credit Agreement, Permitted Acquisitions and other similar permitted Investments, general working capital purposes and general corporate purposes and to pay fees, costs and expenses incurred in connection with the Transactions; provided that the Lenders shall have no responsibility as to the use of any proceeds of Loans.

2.05 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.04.

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(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders or the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), shall be applied at such time or times as follows: first, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Majority Lenders and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If Borrower and the Majority Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.06 Substitution of Lenders.

(a) Substitution Right. If any Lender (an “Affected Lender”) (i) becomes a Defaulting Lender or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Majority Lenders is obtained but that requires the consent of other Lenders (a “Non-Consenting Lender”), then (x) Borrower may elect to pay in full such Affected Lender with respect to all Obligations due to such Affected Lender (which, in the case of any Defaulting Lender, shall not include any Prepayment Premium or Acceleration Premium) or (y) either Borrower or Administrative Agent shall identify any willing existing Lender or Affiliate of any existing Lender or Eligible Transferee (in each case, a “Substitute Lender”) to substitute for such Affected Lender; provided that any substitution of a Non-Consenting Lender shall occur only with the consent of Administrative Agent.

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(b) Procedure. To substitute such Affected Lender or pay in full all Obligations owed to such Affected Lender, Borrower shall deliver a notice to such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (which for the avoidance of doubt, shall not include any Prepayment Premium or Acceleration Premium) and (ii) in the case of a substitution, an Assignment and Assumption executed by the Substitute Lender, which shall thereunder, among other things, agree to be bound by the terms of the Loan Documents.

(c) Effectiveness. Upon satisfaction of the conditions set forth in Sections 2.06(a) and (b), Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of an Affected Lender, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution of an Affected Lender, (A) such Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights under the Loan Documents that expressly provide that they survive the repayment of the Obligations and the termination of the Commitments, (B) such Affected Lender shall no longer constitute a “Lender” hereunder and such Substitute Lender shall become a “Lender” hereunder and (C) such Affected Lender shall execute and deliver an Assignment and Assumption to evidence such substitution; provided, however, that the failure of any Affected Lender to execute any such Assignment and Assumption shall not render such sale and purchase (or the corresponding assignment) invalid.

2.07 Termination or Reduction of Commitments.

(a) Voluntary. Borrower may, upon notice to Administrative Agent during the Commitment Period, on any Payment Date, terminate in part or in full the then unfunded Commitments; provided, that any such notice shall be received by Administrative Agent not later than 11:00 a.m. (Central time) five (5) Business Days prior to the date of termination. Upon any partial termination of the Commitments, the Commitments of each Lender shall be reduced by such Lender’s Proportionate Share of such reduction amount.

(b) Mandatory. The Commitments shall be automatically and permanently reduced (i) on the Closing Date, by the amount of the Borrowing made on such date, on each Borrowing Date for a Borrowing made in accordance with Section 6.02(b), by the amount of each such Borrowing and (iii) on the earlier of (A) the Borrowing Date on which the second Borrowing has been made in accordance with Section 6.02(b) and (B) June 30, 2025, by the sum of (1) $40,000,000 minus (2) the aggregate amount of the Borrowings made in accordance with Section 6.02(b). Additionally, the Commitments shall be automatically and permanently reduced to zero on the date that the Commitment Period shall end. Upon any reduction of the Commitments, the Commitments of each Lender shall be reduced by such Lender’s Proportionate Share of such reduction amount.

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SECTION 3
PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayment.

(a) Repayment. Borrower agrees to repay to the Lenders the outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) on the Maturity Date.

(b) Maturity Date. To the extent not previously paid, the principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans), together with all other outstanding Obligations, shall be due and payable on the Maturity Date.

(c) Application. Any optional or mandatory prepayment of the Loans shall be applied to the Loans (and any PIK Loans in respect thereof), in the inverse order in which such Loans were made.

3.02 Interest.

(a) Interest Generally. Subject to Section 3.02(e), Borrower agrees to pay to the Lenders interest on the unpaid principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) and the amount of all other outstanding Obligations, in the case of the Loans, for the period from the applicable Borrowing Date and, in the case of any other Obligation, from the date such other Obligation is due and payable, in each case, until paid in full, at a rate per annum equal to thirteen and one-quarter percent (13.25%).

(b) Default Interest. Notwithstanding the foregoing, automatically upon the occurrence and during the continuance of any Event of Default under Section 11.01(a), (h), (i) or (j) and after prior written notice from the Majority Lenders to the Borrower upon the occurrence and during the continuance of any other Event of Default, the interest payable pursuant to Section 3.02(a) shall increase automatically by four percent (4.00%) per annum (such aggregate increased rate, the “Default Rate”, and such increase, the “Default Rate Increase”). Notwithstanding any other provision herein (including Section 3.02(e)), if interest is required to be paid at the Default Rate, it shall be paid entirely in cash.

(c) Interest Payment Dates. Subject to Section 3.02(e), accrued interest on the Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall be payable from time to time on demand upon the occurrence and during the continuance of any Event of Default under Section 11.01(a), (h), (i) or (j) and after prior written notice from the Majority Lenders to the Borrower upon the occurrence and during the continuance of any other Event of Default.

(d) Redemption Price. For the avoidance of doubt, in the event any Loans shall become due and payable for any reason, interest pursuant to Sections 3.02(a) and (b) shall accrue on the Redemption Price for such Loans from and after the date such Redemption Price is due and payable until paid in full.

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(e) Paid In-Kind Interest. Notwithstanding Section 3.02(a), at any time during the PIK Period, Borrower may elect to pay the interest on the outstanding principal amount of the Loans payable pursuant to Section 3.01 as follows: (i) eight percent (8.00%) (plus, if applicable, the Default Rate Increase) per annum interest in cash and (ii) five and one-quarter percent (5.25%) per annum interest as compounded interest, added to the aggregate principal amount of the Loans for all purposes under this Agreement (the amount of any such compounded interest being a “PIK Loan”) including, without limitation, for purposes of calculating any Prepayment Premium or Acceleration Premium. The principal amount of each PIK Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans. For purposes of clarification, Borrower may only elect to pay interest as provided in this Section 3.02(e) for Interest Periods that are entirely within the PIK Period (such that interest for the entirety of any Interest Period in which a Default has occurred and is continuing for which the Majority Lenders have elected to end the PIK Period must be paid in cash in accordance with Section 3.02(a)).

3.03 Prepayments.

(a) Optional Prepayments. Upon prior written notice to Administrative Agent delivered pursuant to Section 4.03, Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any date for the Redemption Price. No partial prepayment shall be made under this Section 3.03(a) in connection with any event described in Section 3.03(b).

(b) Mandatory Prepayments.

(i) Asset Sales. In the event of any consummated Asset Sale or series of related Asset Sales (other than any Asset Sale permitted under Section 9.09(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (n) or (o)), yielding Asset Sale Net Proceeds in excess of (A) $1,000,000 on a per transaction basis (collectively for all Asset Sales included in a related series thereof) or (B) $2,000,000 in the aggregate for all Asset Sales and related series thereof during any calendar year, Borrower shall, to the extent such Asset Sale Net Proceeds are not reinvested in Eligible Assets within 180 days of the date of such Asset Sale, prepay the Obligations in an amount equal to the entire amount of the Asset Sale Net Proceeds of such Asset Sale or series thereof, credited in the following order:

(A) first, in reduction of Borrower’s obligation to pay any unpaid interest and any fees (including the Back-End Facility Fee) then due and owing and any Prepayment Premiums;

(B) second, in reduction of Borrower’s obligation to pay any Claims or Losses referred to in Section 13.03 then due and owing;

(C) third, in reduction of Borrower’s obligation to pay any amounts due and owing on account of the unpaid principal amount of the Loans;

(D) fourth, in reduction of any other Obligation then due and owing; and

(E) fifth, to Borrower or such other Persons as may lawfully be entitled to or directed by Borrower to receive the remainder.

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(ii) Change of Control. In the event of a Change of Control, Borrower shall immediately provide notice of such Change of Control to Administrative Agent and, if within ten (10) days of receipt of such notice Majority Lenders or Administrative Agent advise Borrower that the Majority Lenders require a prepayment pursuant to this Section 3.03(b)(ii), Borrower shall prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Change of Control (including, without limitation, any Prepayment Premium with respect to the Loans being prepaid) and pay any fees payable pursuant to the Fee Letter (including the Back-End Facility Fee).

(c) Prepayment Premiums. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the Loans are prepaid, or required to be prepaid, pursuant to this Section 3.03, then, in all cases, Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment is paid or required to be paid, in addition to (but without duplication of) the other Obligations so prepaid or required to be prepaid, the applicable Prepayment Premium; provided however that no such Prepayment Premium shall be paid in the event the Loans are required to be prepaid as a result of a change in a Requirement of Law.

SECTION 4
PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated by Administrative Agent by notice to Borrower, not later than 4:00 p.m. (Central time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. To the extent the order of application is not otherwise specified by another provision hereof (including, without limitation, Section 3.01(c)), each Obligor shall, at the time of making each payment under this Agreement or any other Loan Document, specify to Administrative Agent the amounts payable by such Obligor hereunder to which such payment is to be applied (and in the event that Obligors fail to so specify, or if an Event of Default has occurred and is continuing, the Lenders may apply such payment in the manner they determine to be appropriate).

(c) Non-Business Days. If the due date of any payment under this Agreement (other than of principal of or interest on the Loans) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

4.03 Notices. Each notice of optional prepayment shall be effective only if received by Administrative Agent not later than 4:00 p.m. (Central time) on the date five (5) Business Days (or such shorter period as may be agreed to in Administrative Agent’s sole discretion) prior to the date of prepayment. Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.

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4.04 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, each of Administrative Agent, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Administrative Agent and each Lender agree promptly to notify Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent, each Lender and each of their Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained herein shall require Administrative Agent, any Lender or any of their respective Affiliates to exercise any such right or shall affect the right of such Person to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

4.05 Pro Rata Treatment.

(a) Unless Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to Administrative Agent, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date in accordance with Section 2, and Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not in fact made available to Administrative Agent by the required time on the applicable Borrowing Date therefor, such Lender and Borrower severally agree to pay to Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to Borrower but excluding the date of payment to Administrative Agent, at a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

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(b) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Obligor.

(c) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan or Prepayment Premium or Acceleration Premium in connection therewith made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Proportionate Share, of such payment on account of the Loans, such Lender shall (i) notify Administrative Agent of the receipt of such payment, and (ii) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders, as applicable (directly or through Administrative Agent), without recourse, such participations in the Loans made by them or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Proportionate Shares, as applicable; provided, however, that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply). Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.05(c) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 4.05(c) shall be required to implement the terms of this Section 4.05(c). Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 4.05(c) and shall in each case notify the Lenders following any such purchase. Borrower consents on behalf of itself and each other Obligor to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

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SECTION 5
YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Change in Requirements of Law Generally. If, on or after the Closing Date, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, by an amount deemed by such Lender to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then Borrower shall pay to such Lender within ten (10) days after written demand therefor such additional amount or amounts as will compensate such Lender for such increased cost or reduction, so long as such amounts have accrued on or after the day that is 180 days prior to the date on which such Lender first made demand therefor; provided that, if the event giving rise to such cost or reduction has retroactive effect, then such 180-day period shall be extended to include the period of retroactive effect.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the Closing Date, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the Closing Date, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then Borrower shall pay to such Lender within ten (10) days after written demand therefor such additional amount or amounts as will compensate such Lender (or its parent) for such reduction, so long as such amounts have accrued on or after the day that is 180 days prior to the date on which such Lender first made demand therefor; provided that, if the event giving rise to such cost or reduction has retroactive effect, then such 180-day period shall be extended to include the period of retroactive effect.

(c) Notification by Lender. Each Lender (directly or through Administrative Agent) will promptly notify Borrower of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of the Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on Borrower in the absence of manifest error.

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(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the Closing Date the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (b) if such Requirement of Law shall so mandate, the Loans shall be prepaid by Borrower on or before such date as shall be mandated by such Requirement of Law in an amount equal to the Redemption Price applicable on the date of such prepayment.

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of each Lender, timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 5, such Obligor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

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(d) Indemnification. The Obligors shall jointly and severally reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(e) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall make available to Borrower (directly or through Administrative Agent) such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that, other than in the case of U.S. Federal withholding Taxes, such Lender has received written notice from Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender shall make available (directly or through Administrative Agent) such other documentation prescribed by applicable Law as reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (B) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall make available to Borrower (directly or through Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, make available to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2) executed originals of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, make available to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall make available to Borrower (directly or through Administrative Agent) at the time or times prescribed by law as reasonably requested by Borrower or Administrative Agent any necessary forms and information reasonably requested by Borrower or Administrative Agent to establish that such Lender is not subject to withholding tax under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(iii) Each Lender agrees that if any form or certification it previously made available becomes inaccurate in any respect, or if Borrower notifies such Lender that any form or certification such Lender previously made available has expired or becomes obsolete in any respect, such Lender shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Mitigation Obligations. If Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

SECTION 6
CONDITIONS PRECEDENT

6.01 Conditions to the Closing Date Borrowing. The obligation of each Lender to make a Loan as part of the Borrowing on the Closing Date shall not become effective until the following conditions precedent shall have been satisfied or waived in writing by the Lenders:

(a) [RESERVED].

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(b) No Law Restraining Transactions. No applicable Law or regulation shall restrain, prevent or, in the reasonable judgment of the Lenders, impose materially adverse conditions upon the Transactions.

(c) Payment of Fees. Lenders shall be satisfied with the arrangements to deduct the fees set forth in the Fee Letter (including the financing fee required pursuant to the Fee Letter) from the proceeds advanced on the Closing Date.

(d) Lien Searches. Lenders shall be satisfied with Lien searches regarding Borrower and its Subsidiaries made prior to the Closing Date.

(e) Documentary Deliveries. Lenders shall have received the following documents, each of which shall be in form and substance reasonably satisfactory to the Lenders:

(i) Agreement. This Agreement duly executed and delivered by Borrower and each of the other parties hereto.

(ii) Security Documents.

(A) The Security Agreement, duly executed and delivered by each of the Obligors.

(B) Each of the Short-Form IP Security Agreements, duly executed and delivered by the applicable Obligor.

(C) With respect to all Equity Interests owned by the Obligors that are required to be pledged under the Loan Documents, (1) to the extent that such Equity Interests are certificated or required to be certificated pursuant to the applicable issuer’s organizational documents, original share certificates or other documents or evidence of title, together with share transfer documents, undated and executed in blank and (2) to the extent that such Equity Interests are uncertificated and permitted to be uncertificated pursuant to the applicable issuer’s organizational documents, an issuer’s acknowledgment in form and substance reasonably satisfactory to Administrative Agent.

(D) Properly completed UCC-1 financing statements against each Obligor in its jurisdiction of formation or incorporation, as the case may be.

(E) Without limitation, all other documents and instruments reasonably required to perfect the Secured Parties’ Lien on, and security interest in, the Collateral required to be delivered in accordance with the Loan Documents on or prior to the Closing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Secured Parties, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.

(iii) Fee Letter. The Fee Letter duly executed and delivered by Borrower and Administrative Agent.

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(iv) Perfection Certificate. The Perfection Certificate duly executed and delivered by the Obligors.

(v) Approvals. Copies of all material licenses, consents, authorizations, Regulatory Approvals, Governmental Approvals, and other approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the execution, delivery and performance by the Obligors of the Loan Documents and the Transactions.

(vi) Corporate Documents. Certified copies of the constitutive documents of each Obligor, resolutions of the Board or other governing body (or shareholders, if applicable) of each Obligor authorizing the making and performance by it of the Loan Documents to which it is a party and good standing certificates (or their equivalent) of each Obligor dated as of a recent date.

(vii) Incumbency Certificate. A certificate of a Responsible Officer of each Obligor as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors.

(viii) Officer’s Certificate. A certificate, dated as of the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions set forth in Section 6.01 and Section 6.03.

(ix) Opinions of Counsel. One or more opinions, dated as of the Closing Date, of counsel to each Obligor in form and substance reasonably acceptable to the Lenders and their counsel.

(x) Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Obligors and their respective Subsidiaries pursuant to Section 8.05 and the designation of Administrative Agent as the lender’s loss payee or additional named insured, as the case may be, thereunder.

(xi) Payoff Letters. Duly executed and delivered payoff documents with respect to the Existing Cadence Credit Agreement, together with releases for each related loan, note and security document, each in form and substance satisfactory to Administrative Agent.

(xii) Other Liens. Duly executed and delivered copies of such acknowledgment letters as are reasonably requested by Administrative Agent with respect to existing Liens.

6.02 Additional Conditions to Specific Borrowings. The obligation of each Lender to make a Loan (other than a PIK Loan) as part of a Borrowing is subject to the following additional conditions precedent, which shall have been satisfied or waived in writing by the Lenders:

(a) Closing Date Borrowing.

(i) Borrowing Date. The first Borrowing made hereunder shall be made on the Closing Date.

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(ii) Amount of First Borrowing. The amount of the Borrowing on the Closing Date shall equal $15,000,000.

(iii) Financing Fee. Administrative Agent shall have received, for the account of each Lender, the fees payable pursuant to the Fee Letter with respect to such Borrowing.

(b) First Additional Tranche. Up to two (2) subsequent Borrowings shall be subject to the following conditions precedent:

(i) First Borrowing. The Borrowing on the Closing Date referred to in Section 6.02(a) shall have occurred.

(ii) Borrowing Date. Each such Borrowing shall occur on or prior to June 30, 2025.

(iii) Amount of Borrowings. The aggregate amount of such Borrowings under this Section 6.02(b) shall not exceed $40,000,000, and each such Borrowing shall be in a minimum amount of $5,000,000 or a whole multiple of $5,000,000 in excess thereof.

(iv) Financing Fee. Administrative Agent shall have received, for the account of each Lender, the fees payable pursuant to the Fee Letter with respect to each such Borrowing.

6.03 Conditions to Each Borrowing. The obligation of each Lender to make a Loan as part of any Borrowing (including the Borrowing made on the Closing Date) is also subject to satisfaction of the following further conditions precedent on the applicable Borrowing Date, which shall have been satisfied or waived in writing by the Lenders:

(a) Commitment Period. Except in the case of any PIK Loan, such Borrowing Date shall occur during the Commitment Period.

(b) No Default; Representations and Warranties; No Material Adverse Effect. Both immediately prior to the making of such Loan (other than a PIK Loan) and immediately after giving effect thereto and to the intended use thereof:

(i) no Default shall have occurred and be continuing or would immediately result from such proposed Loan or the application of the proceeds thereof (except, with respect to a PIK Loan);

(ii) with respect to any Loan, the representations and warranties made in Section 7 and in the other Loan Documents shall be true and correct in all material respects (and in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on and as of the Borrowing Date, and immediately after giving effect to the application of the proceeds of the Borrowing, with the same force and effect as if made on and as of such date (except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true and correct in all material respects (and in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on such earlier date); and

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(iii) no Material Adverse Effect has occurred or is reasonably likely to occur after giving effect to such proposed Borrowing.

(c) Notice of Borrowing. Except in the case of any PIK Loan, Administrative Agent shall have received a Notice of Borrowing as and when required pursuant to Section 2.02.

Each Borrowing shall constitute a certification by Borrower to the effect that the conditions set forth in this Section 6.03 have been fulfilled as of the applicable Borrowing Date.

SECTION 7
REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to Administrative Agent and the Lenders that:

7.01 Power and Authority. Each of Borrower and each of its Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other equivalent power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would (either individually or in the aggregate) have a Material Adverse Effect, and (d) has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party and, in the case of Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. The Transactions are within each Obligor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent action and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate the charter, bylaws or other organizational documents of Borrower or any Subsidiary, (c) will not violate any Law or regulation, except with respect to this clause (c) to the extent such violation would not reasonably be expected to have a Material Adverse Effect, (d) will not violate in any material respect any order of any Governmental Authority, (e) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower, any of its Subsidiaries, any Transaction Vehicle Subsidiary or any of their respective assets, or give rise to a right thereunder to require any payment to be made by any such Person except with respect to this clause (e) to the extent such violation or default could not reasonably be expected to have a Material Adverse Effect and (f) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Borrower and its Subsidiaries.

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7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. Borrower has heretofore furnished to the Lenders certain financial statements as provided for in Section 8.01. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the previously-delivered statements of the type described in Section 8.01(a). Neither Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements that are required to be disclosed therein under GAAP.

(b) No Material Adverse Change. Since December 31, 2022, there has been no Material Adverse Change.

7.05 Properties.

(a) Property Generally. Each Obligor and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal Property necessary to its business, subject only to Permitted Liens and except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property.

(i) Schedule 7.05(b)(i) contains:

(A) a complete and accurate list of all applied for or issued Patents, owned or otherwise controlled by any Obligor, including the jurisdiction and patent number;

(B) a complete and accurate list of all applied for or registered Trademarks, owned or otherwise controlled by any Obligor, including the jurisdiction, trademark application or registration number and the application or registration date;

(C) a complete and accurate list of all applied for or registered Copyrights, owned or otherwise controlled by any Obligor;

(D) a complete and accurate list of all material domain names and URLs owned or otherwise controlled by any Obligor.

(ii) Each Obligor is the absolute beneficial owner of all right, title and interest in and to (except with respect to any controlled but not owned Obligor Intellectual Property) and has the right to use its Obligor Intellectual Property, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens. Without limiting the foregoing, and except as set forth in Schedule 7.05(b)(ii):

(A) other than (i) the Material Agreements, (ii) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (iii) as would have been or is permitted by Section 9.09, there are no other encumbrances, licenses or Liens (other than Permitted Liens) which bind, obligate or otherwise restrict the Obligors;

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(B) the use of any of the Obligor Intellectual Property and the conduct of any Obligors’ business and provision of Products as it is currently conducted does not, to any Obligor’s Knowledge, breach, violate, infringe or interfere in any respect with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(C) there are no pending or, to any Obligor’s Knowledge, threatened Claims against the Obligors of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with Obligor Intellectual Property; no Obligor has received any written notice from any Person in the last 3 years that any Obligor’s business, the use of the Obligor Intellectual Property, or the manufacture, use, sale or provision of any Product by any Obligor infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;

(D) each Obligor has delivered to Administrative Agent accurate and complete copies of all Material Agreements relating to any material Obligor Intellectual Property;

(E) no Obligor has made any assignment or agreement in conflict in any material respect with, and no license agreement with respect to, any Obligor Intellectual Property conflicts in any material respect with the Lien on and security interest in the Obligor Intellectual Property (except with respect to any controlled but not owned Obligor Intellectual Property and licensed Obligor Intellectual Property) granted to Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of the Security Documents; and

(F) the consummation of the transactions contemplated hereby and the exercise by Administrative Agent or any Secured Party of any right or protection set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the use or enforceability of, any inbound or outbound licenses associated with any Obligor Intellectual Property in any material respect.

(iii) With respect to the Obligor Intellectual Property (except with respect to any controlled but not owned Obligor Intellectual Property and licensed Obligor Intellectual Property), without limiting the representations and warranties in Section 7.05(b)(ii):

(A) each item of Material Intellectual Property is subsisting and, to Obligors’ Knowledge, is valid and enforceable; and

(B) all maintenance fees, renewal fees, annuities, and the like due or payable on the Obligor Intellectual Property (except with respect to any controlled but not owned Obligor Intellectual Property and licensed Obligor Intellectual Property) have been timely paid, except where the failure to do so was the result of an intentional, commercially-reasonable decision by the applicable Obligor and could not reasonably be expected to result in a Material Adverse Change.

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(iv) To Obligors’ Knowledge, none of the foregoing representations and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective Lender seeking full information as to the Obligor Intellectual Property or the Obligors’ business.

7.06 No Actions or Proceedings.

(a) Litigation. There is no litigation, investigation or proceeding pending, or, to any Obligor’s Knowledge, threatened in writing, with respect to Borrower or any of its Subsidiaries, by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) that purports to affect the legality, validity, binding effect or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby.

(b) Environmental Matters. The operations and Property of Borrower and each of its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and neither Borrower nor any Subsidiary has received written notice of any claim with respect, or, to the Knowledge of the Borrower, has otherwise become subject, to any liability arising under any Environmental Law that remains outstanding or unresolved.

(c) Health Care Matters. The operations and Property of the Borrower and each of its Subsidiaries comply with all applicable Health Care Laws in all material respects. Neither Borrower nor any of its Subsidiaries, nor to the Knowledge of each of the Obligors, no employee, officer or director of Borrower or any of its Subsidiaries, has received (i) from any Governmental Authority any written notices of violations, warning letters, proceeding for suspension, revocation, or limitation of any Regulatory Approval, criminal proceeding notices or other enforcement actions, investigations, or inquiries under any Health Care Law, or other similar written communication from any Governmental Authority alleging or asserting noncompliance in any material respect with any Health Care Law; or (ii) from any qui tam relator any written notice alleging that any operation or activity of Borrower or any of its Subsidiaries is in violation of any applicable Health Care Law.

(d) HIPAA and Personal Information. Neither Borrower nor any of its Subsidiaries, nor to the knowledge of each of the Obligors, no employee, officer or director of Borrower or any of its Subsidiaries, has received any claim or notice from any Governmental Authority or other Person alleging or referencing any material breach, successful security incident, violation of its information systems or the improper use, disclosure or access to any Personal Information in its possession, custody or control.

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(e) Labor Matters. Borrower and its Subsidiaries have not engaged in unfair labor practices and there are no labor actions or disputes involving the employees of Borrower or any of its Subsidiaries that, in each case, could reasonably be expected to have a Material Adverse Effect.

7.07 Compliance with Laws and Agreements. Borrower and its Subsidiaries are in compliance with (a) all laws, regulations and orders of any Governmental Authority applicable to it, its business, its provision of Products or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, with respect to each of the foregoing clauses (a) through (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

7.08 Taxes. All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been timely filed with the appropriate Governmental Authorities, all such Tax Returns are true, correct and complete in all material respects, and all Taxes reflected therein or otherwise due and payable have been timely paid (except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP). As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of any material audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees in all material respects for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Laws and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

7.09 Full Disclosure. Obligors have disclosed to Administrative Agent and the Lenders all Material Agreements to which any Obligor or any Subsidiary is subject. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Obligor to Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), other than information of a general economic or industry specific nature, contains when furnished any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information or other forward looking information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower and its Subsidiaries, that no assurance can be given that any particular projection, estimate or forecast will be realized and it being recognized by Administrative Agent and the Lenders that actual results during the period or periods covered by any such projections, estimated, budgets or forecasts may differ from projected or forecasted results and such differences may be material).

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7.10 Regulation.

(a) Investment Company Act. Neither Borrower nor any of its Subsidiaries is or is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b) Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

(c) OFAC; Sanctions, Etc. Neither Borrower, nor any of its Subsidiaries or any Transaction Vehicle Subsidiary, or, to the Knowledge of any Obligor, any Related Person (i) is currently the subject of any Sanctions or is a Sanctioned Person, (ii) is located (or has its assets located), organized or residing in any Sanctioned Jurisdiction, (iii) is or has been (within the previous five (5) years) engaged in any impermissible transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Sanctioned Jurisdiction, (iv) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (v) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, or (vi) has violated any Anti-Money Laundering Laws. No Loan, nor the proceeds from any Loan, has been or will be used, directly or, to the Knowledge of the Obligors, indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any impermissible activity or business of any Person located, organized or residing in any Sanctioned Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender and its Affiliates) of Sanctions or otherwise in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. Each of Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Borrower and each of its Subsidiaries and their respective directors, officers, employees, agents and Related Persons with the Anti-Corruption Laws.

7.11 Solvency. Each Obligor is, and the Obligors and their respective Subsidiaries, on a consolidated basis, are and, immediately after giving effect to the Borrowing and the use of proceeds thereof will be, Solvent.

7.12 Subsidiaries. Set forth on Schedule 7.12 is a complete and correct list of all Subsidiaries and Transaction Vehicle Subsidiaries and their respective jurisdictions of organization as of the Closing Date. The percentage ownership by the applicable owner of each such Subsidiary and Transaction Vehicle Subsidiary is as shown in said Schedule 7.12.

7.13 [RESERVED].

7.14 Material Agreements. Set forth on Schedule 7.14 is a complete and correct list of each Material Agreement existing on the Closing Date. No Obligor nor Subsidiary is in material breach under any such Material Agreement or in material default under any agreement creating or evidencing any Material Indebtedness except as would not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed on Schedule 7.14, all Material Agreements are in full force and effect without modifications that are materially adverse to the Lenders from the form in which the same were disclosed to Administrative Agent and the Lenders, except any modifications necessary to comply with Health Care Laws.

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7.15 Restrictive Agreements. None of the Obligors is subject to any indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets (other than (x) customary provisions in contracts (including leases and in-bound licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(h), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to Borrower or any of its Subsidiaries or to Guarantee Indebtedness of Borrower or any of its Subsidiaries (each, a “Restrictive Agreement”), except those listed on Schedule 7.15 or otherwise permitted under Section 9.11.

7.16 Real Property. Neither Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16.

7.17 Pension Matters. Schedule 7.17 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax-exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that could not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the Knowledge of any Obligor or Subsidiary thereof, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and neither Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. As of the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. Neither Borrower nor any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

7.18 Collateral; Security Interest. Each Security Document is effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject thereto and, upon the filing of all UCC financing statements and other steps required to be taken by Administrative Agent on behalf of the Lenders under the Security Documents, each such security interest is perfected to the extent required by (and has the priority required by) the applicable Security Document. The Security Documents collectively are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral, which security interests are first-priority (subject only to Permitted Priority Liens) to the extent required by the Security Documents.

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7.19 Governmental Approvals; Health Care Representations and Warranties.

(a) Borrower and its Subsidiaries hold and are in material compliance with, and will continue to hold and materially comply with, either directly or through licensees and agents, all Governmental Approvals necessary or required for Borrower and its Subsidiaries to conduct their operations and business. All required FDA, other federal and equivalent state registrations, clearances, approvals, permits and licenses and registrations for each Product and for each manufacturing facility owned or leased by Borrower or any of its Subsidiaries have been obtained.

(b) [RESERVED].

(c) No Obligor, nor any of their employees or independent contractors acting on their behalf have billed or received, and do not bill or receive, any payment or reimbursement from any Third-Party Payor Program for products and services provided by the Loan Parties and their Subsidiaries. No Obligor, nor any of their respective employees or independent contractors are enrolled in any Third-Party Payor Program.

(d) None of the Obligors are in violation of any Health Care Laws, except where any such violation would not have a Material Adverse Effect.

(e) Borrower nor any of its Subsidiaries nor, to the Borrower’s Knowledge, any individual who is an officer, director, employee, shareholder, agent or managing agent of Borrower or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted or would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Law. No debarment proceedings or investigations in respect of the business of Borrower or any of its Subsidiaries are pending or, to the Borrower’s Knowledge, threatened against Borrower or any of its Subsidiaries or any individual who is an officer, director, manager, employee, shareholder, agent or managing agent of Borrower or any of its Subsidiaries.

(f) None of the Obligors have been or are a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority, except where any such agreements would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(g) None of the Obligors are subject to any civil or criminal suit, case, claim, administrative hearing or, to each Obligor’s Knowledge, investigation by any Governmental Authority (i) that would reasonably be expected to result in the imposition of a fine, alternative, interim or final sanction which would have a Material Adverse Effect on Borrower or (ii) that would reasonably be expected to result in the revocation, transfer, surrender, suspension or other material impairment of any Governmental Approval of an Obligor.

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(h) Borrower and its Subsidiaries (A) currently have and at all times during the past have had privacy policies and data security policies in place that are in compliance in all material respects with all applicable data protection, Privacy Laws and other Laws relating to the protection, collection, use, access, storage, maintenance, processing, transmission, distribution, transfer or disclosure of Personal Information; and (B) are and have been in compliance in all material respects with such policies, Laws and standards, and contractual obligations to which Borrower and its Subsidiaries are bound that relate to the protection, collection, use, access, storage, maintenance, processing, transmission, distribution, transfer or disclosure of Personal Information.

SECTION 8
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied (other than inchoate reimbursement obligations for which no claim has been made), each Obligor covenants and agrees with the Administrative Agent that:

8.01 Financial Statements and Other Information. Borrower will furnish to Administrative Agent on behalf of the Lenders:

(a) as soon as available and in any event within (i) forty-five (45) days after the end of the first three fiscal quarters of each fiscal year and (ii) ninety (90) days after the end of the fourth fiscal quarter of each fiscal year, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of Borrower stating that such financial statements fairly present in all material respects the financial condition of Borrower and its Subsidiaries as at such date and the results of operations of Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal year, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Weaver and Tidwell, L.L.P. or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(c) within thirty (30) Business Days of Administrative Agent’s request at any time, bank statements for each Excluded Account;

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(d) together with the financial statements required pursuant to Sections 8.01(a) and (b), a compliance certificate of a Responsible Officer of Borrower as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit D (a “Compliance Certificate”);

(e) promptly upon receipt thereof, copies of all letters of representation signed by an Obligor to its auditors and copies of all auditor reports delivered for each fiscal quarter, if any;

(f) if and when prepared, as soon as available, a consolidated financial forecast for Borrower and its Subsidiaries for the following fiscal year, including forecasted consolidated balance sheets, consolidated statements of income and cash flows of Borrower and its Subsidiaries; and

(g) the information regarding insurance maintained by Borrower and its Subsidiaries as required under Section 8.05.

Documents required to be delivered pursuant to Section 8.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Borrower’s behalf on an internet website to which each Lender and the Administrative Agent have access; provided that, Borrower shall notify the Administrative Agent of the posting of any such documents.

8.02 Notices of Material Events. Obligors will furnish to Administrative Agent written notice of the following promptly (but, for the avoidance of doubt, subject to the time periods set forth herein) after a Responsible Officer of any Obligor or any of its Subsidiaries first has Knowledge of the existence of:

(a) the occurrence of any Default;

(b) within ten (10) days, the occurrence of any event with respect to property or assets of an Obligor or any Subsidiary resulting in a Loss aggregating $2,000,000 (or the Equivalent Amount in other currencies) or more;

(c) within ten (10) days, the assertion of any environmental matter by any Person against, or with respect to the activities of, Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations which could reasonably be expected to involve damages in excess of $1,000,000 other than any environmental matter or alleged violation that, if adversely determined, could not (either individually or in the aggregate) have a Material Adverse Effect;

(d) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(e) (i) on or prior to any filing by any Obligor or any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten days, after any Responsible Officer of any Obligor or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any Obligor or any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

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(f) the assertion in writing by any Person against the Borrower or any of its Subsidiaries of any alleged violation of or non-compliance with any Health Care Law or any Governmental Approvals other than an alleged violation that could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(g) together with the delivery of any financial statements pursuant to Section 8.01, any material change in accounting policies or financial reporting practices by the Obligors or any Subsidiary;

(h) promptly after the occurrence thereof, any labor controversy resulting in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor or any Subsidiary where such controversy could reasonably be expected to result in a Material Adverse Effect;

(i) any infringement or alleged infringement by the Borrower or any Subsidiary of the Intellectual Property of another Person that could reasonably be expected to result in Losses to the Borrower and its Subsidiaries in excess of $1,000,000;

(j) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(k) concurrently with the delivery of financial statements under Section 8.01(b), the creation or other acquisition of any Intellectual Property by Borrower or any of its Subsidiaries after the Closing Date and during such prior fiscal quarter which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office;

(l) any change to any Obligor’s ownership of any Deposit Accounts, Securities Accounts and Commodity Accounts by delivering to Administrative Agent an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts within thirty (30) days of such change;

(m) the receipt of (i) written notice by Borrower or any Subsidiary of the institution of any investigation, review or proceeding against any such Person to suspend, revoke or terminate (or that could reasonably be expected to result in the suspension, revocation or termination of) any Governmental Approval or Regulatory Approval or to debar or exclude Borrower or any Subsidiary under 21 U.S.C. Section 335a or any similar Law, (ii) written notice received by Borrower or any Subsidiary of the institution of any investigation, review or proceeding against such Person or its owners, or (iii) any correspondence giving notice of, or that would be reasonably expected to result in, the suspension, revocation, termination, restriction, limitation, modification, or non-renewal of any Governmental Approval or Regulatory Approval held by Borrower or any Subsidiary or to debar or exclude Borrower or any Subsidiary under 21 U.S.C. Section 335a or any similar Law, in each case with respect to clauses (i), (ii), and (iii), where such occurrence could reasonably be expected to have a Material Adverse Effect; or

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(n) such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors (including with respect to the Collateral) as Administrative Agent may from time to time reasonably request.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a financial officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.03 Existence; Conduct of Business. Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and good standing, in each case, in the jurisdiction of its organization or incorporation. Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where failure to do so would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04 Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (a) all federal and state income and all other material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of Borrower or any of its Subsidiaries, except to the extent such Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05 Insurance. Such Obligor will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of Administrative Agent or the Majority Lenders, such Obligor shall furnish Administrative Agent from time to time with full information as to the insurance carried by it and its Subsidiaries and, if so requested, copies of all such insurance policies. Such Obligor also shall furnish to Administrative Agent from time to time upon the request of Administrative Agent or the Majority Lenders a certificate from such Obligor’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, and that such policies are in full force and effect. Such Obligor shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed in a manner adverse to such Obligor without at least thirty (30) days’ prior written notice to such Obligor and Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of such Obligor (payable within fifteen (15) days of a receipt by such Obligor of a reasonably detailed invoice). The amount of any such expenses shall accrue interest at the Default Rate if not paid when due, and shall constitute “Obligations.” Such Obligor shall cause Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee (as applicable) as its interest may appear with respect to any insurance policy providing coverage in respect of any Collateral and additional insured with respect to any insurance policy providing liability coverage, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Administrative Agent, that it will give Administrative Agent thirty (30) days (or such lesser amount as Administrative Agent may agree or ten (10) days for cancellation due to nonpayment of premium) prior written notice before any such policy or policies shall be altered or canceled) prior written notice before any such policy or policies shall be altered or canceled. So long as no Event of Default exists, Borrower and its Subsidiaries may retain all or any portion of the proceeds of any insurance of Borrower and its Subsidiaries (and Administrative Agent shall promptly remit to Borrower or the applicable Subsidiary any proceeds with respect to such insurance received by Administrative Agent).

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8.06 Books and Records; Inspection Rights.

(a) Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made sufficient for preparation of financial statements in accordance with GAAP.

(b) Such Obligor will, and will cause each of its Subsidiaries to, (i) permit any representatives designated by Administrative Agent (in the case of representatives who are not employees of Administrative Agent or its Affiliates, conditioned upon such representative(s) having first entered into a confidentiality agreement with Borrower in a form reasonably acceptable to Borrower), during normal business hours and with reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, to inspect its facilities and to discuss its affairs, finances and condition with its officers and independent accountants (provided that an officer of the Borrower will be given the opportunity to attend and participate in any such discussions), all at such reasonable times and intervals (but not more often than once per year unless an Event of Default has occurred and is continuing) as Administrative Agent may request and (ii) provide meeting and reporting materials from meetings of the Board of Borrower within five (5) days after each such meeting. Notwithstanding anything to the contrary in this Section 8.06, neither Borrower nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (A) that constitutes trade secrets or proprietary information, (B) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by (x) Laws or (y) fiduciary duty or any binding agreement, (C) that is subject to attorney client or similar privilege or constitutes attorney work product or (D) in respect of which Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 8.06); provided that in the case of binding agreements with respect to clause (B)(y) or (D), Borrower or the applicable Subsidiary shall notify the Administrative Agent as to the general scope of the information that is not being provided under the applicable exception.

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(c) Such Obligor will ensure that Administrative Agent’s employees shall be entitled to discuss, with management of the Obligors, matters relating to the operation and business of such Obligors, and management will use commercially reasonable efforts to make itself available to meet with Administrative Agent’s employees, regularly during each calendar year at the Obligors’ facilities (or via video conference) at mutually agreeable times and locations for such discussion; provided that such meetings do not cause any material disruption of the business.

(d) The Obligors shall pay all reasonable and documented out-of-pocket costs of all such inspections and meetings referenced in this Section 8.06; provided that, so long as no Event of Default has occurred and is continuing, the Obligors shall not be required to pay such expenses for more than one (1) inspection or meeting for each fiscal year.

8.07 Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it, its Products or its property (including Environmental Laws and Health Care Laws) and (b) maintain its respective business operations and property owned or used in connection therewith in compliance with (i) all applicable Laws, regulations, rules, guidelines, ordinances, decrees, orders and other Requirements of Law, including (but only to the extent applicable) all Health Care Laws, all Environmental Laws, ERISA and OSHA and (ii) all Regulatory Approvals, franchises, indentures, deeds of trust and mortgages, to which such Obligor or any of its Subsidiaries is party or by which any of them or any of their respective properties are bound, in each case of the foregoing clauses (a) and (b), except where failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.08 Maintenance of Properties, Etc. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted. Such Obligor shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to renew, prosecute, enforce and maintain its Material Intellectual Property, excluding (i) the renewal, prosecution and maintenance of its Material Intellectual Property that in the commercially reasonable business judgment of such Obligor is not (A) necessary or material for the conduct of the businesses of Borrower and its Subsidiaries or (B) material to the value of such Obligor or Subsidiary and (ii) the prosecution of its Material Intellectual Property for which such Obligor has a good faith business purpose for not prosecuting.

8.09 Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain and comply with all material licenses, authorizations, Regulatory Approvals, consents, filings, exemptions, registrations and other Governmental Approvals that are necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties.

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8.10 Action under Environmental Laws. Except where the failure to do so would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, such Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials or the existence of any environmental liability that is not in compliance under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws.

8.11 Use of Proceeds. Such Obligor shall, and shall cause each of its Subsidiaries to, use the proceeds of the Loans only as provided in Section 2.04. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. Such Obligor will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries (other than any Excluded Foreign Subsidiary not required to be a Subsidiary Guarantor under Section 8.12(b)(i) or any Transaction Vehicle Subsidiary (or subsidiary of a Transaction Vehicle Subsidiary) to the extent not deemed an acquired “Subsidiary” by operation of the proviso in the last sentence of the definition of “Subsidiary”), are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that any Obligor or any of its Subsidiaries shall form or acquire any new Subsidiary (other than any new Excluded Foreign Subsidiary not required to be a Subsidiary Guarantor under Section 8.12(b)(i)) (it being understood that any Excluded Foreign Subsidiary ceasing to be an Excluded Foreign Subsidiary but remaining a Subsidiary shall be deemed to be formed or acquired at the time it ceases to be an Excluded Foreign Subsidiary for purposes of this Section 8.12(a)), such Obligor and its Subsidiaries will, within thirty (30) days of such formation, acquisition or deemed acquisition:

(i) cause such new Subsidiary to become a “Subsidiary Guarantor” hereunder, and a “Grantor” under the Security Agreement, pursuant to a Guarantee Assumption Agreement;

(ii) take such action or cause such Subsidiary to take such action (including delivering certificates evidencing Equity Interests together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Priority Liens) Liens on substantially all of the property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder;

(iii) to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Secured Parties in respect of all outstanding issued Equity Interests of such Subsidiary that are owned by such parent; and

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(iv) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as Administrative Agent or the Majority Lenders shall have requested.

(b) Excluded Foreign Subsidiaries.

(i) In the event that, at any time, Excluded Foreign Subsidiaries have, in the aggregate, (A) for any fiscal quarter (as reported pursuant to Section 8.01(a) or (b)) Revenues attributable solely to such Excluded Foreign Subsidiaries (on a consolidated basis with their respective Subsidiaries) constituting five percent (5%) or more of the total Revenues for such fiscal quarter, or (B) as of the last day of any fiscal quarter, total assets attributable solely to such Excluded Foreign Subsidiaries (on a consolidated basis with their respective Subsidiaries) constituting five percent (5%) or more of the total assets of Borrower and its Subsidiaries on a consolidated basis (as reported pursuant to financial statements delivered pursuant to Section 8.01(a) or (b)), promptly (and, in any event, within thirty (30) days after such time) Obligors shall cause one or more of such Excluded Foreign Subsidiaries to become Subsidiary Guarantors in the manner set forth in Section 8.12(a), such that, after such Subsidiaries become Subsidiary Guarantors, the non-guarantor Excluded Foreign Subsidiaries in the aggregate shall cease to have revenues or assets, as applicable, that meet the thresholds set forth in clauses (A) and (B) above; provided that no Excluded Foreign Subsidiary shall be required to become a Subsidiary Guarantor if doing so would result in material adverse tax consequences for Borrower and its Subsidiaries, taken as a whole.

(ii) Such Obligor shall cause (A) one hundred percent (100%) of the issued and outstanding Equity Interests of each Subsidiary (other than a First-Tier Foreign Subsidiary) directly owned by such Obligor and (B) with respect to each First-Tier Foreign Subsidiary directly owned by such Obligor, (1) if such grant and Lien in a greater percentage would result in material adverse tax consequences for Borrower and its Subsidiaries, taken as a whole, sixty-five percent (65%) of each class of voting Equity Interests and one hundred percent (100%) of all other Equity Interests in such First-Tier Foreign Subsidiary and (2) in any other case, one hundred percent (100%) of the Equity Interests of such First-Tier First Subsidiary, in each case, to be subject at all times to a first priority, perfected Lien in favor of Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Security Documents and, in connection therewith, shall execute and deliver (as applicable) such opinions of counsel and local law security documents, filings and deliveries (including, without limitation, deliveries of certificated securities) as are necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to Administrative Agent.

(iii) Such Obligor shall cause all of its owned real property and personal property (in each case, other than Excluded Assets and other property expressly excluded pursuant to the terms of the Security Documents) to be subject at all times to first priority (subject only to Permitted Priority Liens), perfected and, in the case of owned real property, title insured Liens in favor of Administrative Agent to secure the Obligations pursuant to the Security Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as Administrative Agent shall request and, in connection with the foregoing, deliver to Administrative Agent such other documentation as Administrative Agent may request including filings and deliveries necessary to perfect such Liens, constitutive documents, resolutions and favorable opinions of counsel to such Obligor, all in form, content and scope reasonably satisfactory to Administrative Agent.

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(iv) For the purposes of this Section 8.12(b), the determination of whether a “material adverse tax consequence” shall be deemed to result from (x) any Foreign Subsidiary becoming a Subsidiary Guarantor, or (y) any Obligor granting a perfected first priority security interest and Lien in more than sixty-five percent (65%) of the voting stock of a First-Tier Foreign Subsidiary, shall be made by Majority Lenders in their sole discretion, following consultation with Borrower.

(c) Further Assurances. Such Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by Administrative Agent or the Majority Lenders to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by Administrative Agent or the Majority Lenders to create, in favor of the Secured Parties, perfected security interests and Liens in substantially all of the property of such Obligor (other than Excluded Assets) as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

8.13 Intellectual Property. In the event that the Obligors acquire Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein). The Obligors shall provide notice thereof as set forth in Section 8.02(k) and shall execute and deliver to Administrative Agent Short-Form IP Security Agreements regarding all incremental applied-for or registered Intellectual Property within thirty (30) days of such notice (or such longer time as may be consented to by Administrative Agent).

8.14 Post-Closing Items.

(a) Obligors shall deliver to Administrative Agent, not later than sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree):

(i) an endorsement to each insurance policy of the Obligors providing liability coverage designating the Administrative Agent (and its successors and/or assigns) as an additional insured thereunder;

(ii) an endorsement to each casualty insurance policy of the Obligors designating the Administrative Agent (and its successors and/or assigns) as lender’s loss payee and/or mortgagee (as applicable) thereunder; and

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(iii) an endorsement to each insurance policy of the Obligors pursuant to which the insurer agrees that it will give Administrative Agent thirty (30) days (or such lesser amount as Administrative Agent may agree or ten (10) days for cancellation due to nonpayment of premium) prior written notice before any such policy or policies shall be altered or canceled).

(b) Obligors shall cause, not later than sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree), Pixalere Healthcare USA, LLC to become joined to this Agreement as a “Subsidiary Guarantor” hereunder, and Administrative Agent shall have received all joinder and limited liability company authorization documents in the nature of those required by Section 6.01(e) with respect thereto, (the date on which such conditions are satisfied, the “Pixalere Joinder Date”);

(c) Obligors shall deliver to Administrative Agent, not later than ninety (90) days after the Closing Date (or such later date as Administrative Agent may agree), duly executed control agreements in favor of Administrative Agent for the benefit of the Secured Parties for all Deposit Accounts, Securities Accounts and Commodity Accounts owned by the Obligors in the United States (other than any such account constituting an Excluded Account);

(d) Notwithstanding anything to the contrary in the Security Agreement, within ninety (90) days after the Closing Date (or such later date as Administrative Agent may agree) (A) with respect to any location where Collateral in excess of $500,000 is held, use commercially reasonable efforts to execute and deliver landlord consents with respect to real Property leased (as tenant) by each Obligor in the United States and (B) use commercially reasonable efforts to obtain a bailee waiver or other agreement from the lessor of each leased property, or bailee or consignee with respect to any warehouse, processor, converted facility or other location where Collateral in excess of $500,000 is stored or located at such individual location;

(e) Obligors shall deliver to Administrative Agent, not later than ten (10) Business Days after the Closing Date (or such later date as Administrative Agent may agree), a file-stamped copy of a UCC-3 termination statement demonstrating that the UCC-1 financing statement filed with the Secretary of State of the State of Delaware, with U.C.C. Initial Filing No: 2019 8188208, listing SCENDIA BIOLOGICS, LLC as Debtor and JPMORGAN CHASE BANK, NA as Secured Party, has been terminated; and

(f) Obligors shall make good faith efforts to deliver to Administrative Agent evidence of executed assignments reflecting the conveyance of ownership of certain patents from Precision Healing, Inc. to Precision Healing LLC (the “Precision Assignment”), and evidence of the filing receipt received from the USPTO for recording the Precision Assignment against the Precision Healing patents to correct USPTO ownership records for such patents.

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SECTION 9

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied (other than inchoate reimbursement obligations for which no claim has been made), each Obligor covenants and agrees with the Administrative Agent and each Lender that:

9.01 Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 9.01 and Permitted Refinancings thereof;

(c) Permitted Priority Debt;

(d) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(e) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by any Obligor or Subsidiary in the ordinary course of business;

(f) intercompany Indebtedness permitted under Section 9.05 (other than by reference to this Section 9.01 (or any subclause hereof));

(g) Indebtedness with respect to letters of credit outstanding and secured solely by cash and/or Permitted Cash Equivalent Investments provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $100,000 (or the Equivalent Amount in other currencies) at any time;

(h) normal course of business equipment financings (including Capital Lease Obligations); provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $5,000,000 (or the Equivalent Amount in other currencies) at any time;

(i) Permitted Cure Debt;

(j) Indebtedness incurred in connection with Permitted Acquisitions or any other Investment or disposition permitted hereunder, in each case, to the extent constituting indemnification obligations or other obligations in respect of purchase price or similar obligations (including, for the avoidance of doubt, Seller Notes and Earn-Out Obligations); provided that (i) all such Indebtedness arising from any Seller Notes or Earn-Out Obligations shall be unsecured and (ii) all such Indebtedness arising from Seller Notes shall be subordinated to the Obligations pursuant to a subordination agreement reasonably satisfactory to Administrative Agent;

(k) the guarantee by any Obligor of real property leases entered into by any other Obligor; provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $500,000 (or the Equivalent Amount in other currencies) at any time;

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(l) Indebtedness incurred in connection with corporate credit cards provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $500,000 (or the Equivalent Amount in other currencies) at any time;

(m) Indebtedness of any Obligor that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business or with respect to workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness of any Obligor with respect to reimbursement-type obligations regarding workers’ compensation claims incurred in the ordinary course of business;

(n) Indebtedness in respect of any agreement providing for treasury, depositary or cash management services (including in connection with any automated clearing house transfers of funds or any similar transactions), securities settlements, foreign exchange contracts, assumed settlement, netting services, overdraft protections and other cash management, intercompany cash pooling and similar arrangements, in each case in the ordinary course of business;

(o) Indebtedness of any Obligor arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p) Indebtedness of any Obligor consisting of unpaid insurance premiums (not in excess of one year’s premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(q) guaranties by any Obligor in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries, including guarantees with respect to surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business;

(r) (i) Indebtedness assumed in connection with Permitted Acquisitions (so long as such Indebtedness was not incurred in anticipation of such Permitted Acquisition) and (ii) Indebtedness of newly acquired Subsidiaries of Borrower acquired in such acquisitions (so long as such Indebtedness was not incurred in anticipation of such acquisition); provided that all such Indebtedness pursuant to clauses (i) and (ii) shall (x) either (1) not exceed $1,500,000 in aggregate principal amount at any time or (2) be subordinated to the Obligations pursuant to subordination provisions or subordination agreements satisfactory to Administrative Agent and (y) in either case reduce the amounts available pursuant to Section 9.03(e);

(s) Indebtedness with respect to Hedging Agreements permitted under Section 9.05(f);

(t) to the extent constituting Indebtedness, advances or deposits from customers or vendors received in the ordinary course of business and held with a deposit bank insured by the Federal Deposit Insurance Corporation; and

(u) other unsecured Indebtedness in an aggregate principal amount not to exceed $1,500,000 at any time or as otherwise approved in advance in writing by the Majority Lenders.

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9.02 Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of Borrower or any of its Subsidiaries existing on the Closing Date and set forth in Schedule 9.02; provided that (i) no such Lien shall extend to any other property or asset of Borrower or any of its Subsidiaries (other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof) and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens described in the definition of “Permitted Priority Debt”;

(d) Liens securing Indebtedness permitted under Section 9.01(h); provided that such Liens are restricted solely to the collateral described in Section 9.01(h);

(e) Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;

(f) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (in each case exclusive of obligations for the payment of borrowed money);

(g) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(h) servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any Subsidiary;

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(i) with respect to any real Property, (A) such defects or encroachments as might be revealed by an up-to-date survey of such real Property; (B) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real Property pursuant to applicable Laws; and (C) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate for (A), (B) and (C), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any Subsidiary;

(j) Banker’s liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(k) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business (other than for taxes);

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the ordinary course of business;

(m) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(n) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and not interfering in any respect with the commercialization of any Material Product;

(o) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder; provided that the amount of any such deposit shall reduce the amounts available pursuant to Section 9.03(e);

(p) Liens arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business; provided, that any such Lien attaches only to the goods subject to such sale, title retention, consignment, or similar arrangement and secured only the purchase price for such goods and related expenses;

(q) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease (in each case, other than with respect to Intellectual Property) entered into by any Obligor or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(r) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 11.01(k);

(s) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

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(t) Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary pursuant to a Permitted Acquisition; provided, that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not encumber any property other than the property encumbered at the time of such acquisition or such Person becoming a Subsidiary, and the proceeds and products thereof and (iii) the Indebtedness secured thereby is permitted under Section 9.01(r); and

(u) other Liens securing liabilities (other than Indebtedness) in an aggregate principal amount not to exceed $500,000 at any time outstanding.

9.03 Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (iii) make any Acquisition, except:

(a) Investments permitted under Section 9.05(e);

(b) the merger, amalgamation or consolidation of any Subsidiary Guarantor with or into any other Obligor; provided that, in the case of a merger, amalgamation or consolidation with or into Borrower, Borrower shall be the surviving entity;

(c) the sale, lease, transfer or other disposition by any Subsidiary Guarantor of any or all of its property (upon voluntary liquidation or otherwise) to any other Obligor;

(d) the sale, transfer or other disposition of the Equity Interests of any Subsidiary Guarantor to any other Obligor;

(e) Permitted Acquisitions for consideration ((x) excluding the maximum amount payable in respect of any Earn-Out Obligations and (y) including the principal amount of any Seller Notes) in an amount not exceeding, together with any Indebtedness incurred or assumed pursuant to Section 9.01(r) and any cash earnest money deposits made pursuant to Section 9.02(o), $25,000,000 for a single Permitted Acquisition and $55,000,000 in the aggregate for all Permitted Acquisitions and which Permitted Acquisitions, in the Borrower’s good faith determination, are accretive on an earnings per share basis; and

(f) any of the transactions described in clauses (a) and (b) of the definition of Permitted Value-Based Care Business Transaction.

9.04 Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the Closing Date by Borrower or any Subsidiary or a business reasonably related thereto or which constitutes a reasonable extension or expansion thereof.

9.05 Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the Closing Date and identified in Schedule 9.05;

(b) operating deposit accounts with banks;

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(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d) cash and Permitted Cash Equivalent Investments;

(e) Investments (i) in any Obligor, (ii) by any Subsidiary that is not an Obligor in any other Subsidiary that is not an Obligor and (iii) by any Obligor in Borrower’s wholly-owned Subsidiary Guarantors (for greater certainty, Borrower shall not be permitted to have any direct or indirect Subsidiaries that are not wholly-owned Subsidiaries, other than Sanara Collagen Peptides, LLC and Pixalere Healthcare USA, LLC);

(f) Hedging Agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge currency and interest rate risks (and not for speculative purposes);

(g) Investments consisting of security deposits with utilities, landlords and other like Persons made in the ordinary course of business;

(h) employee loans, travel advances and guarantees in accordance with Borrower’s usual and customary practices with respect thereto (if permitted by applicable Law) which in the aggregate shall not exceed $250,000 outstanding at any time (or the Equivalent Amount in other currencies);

(i) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(j) Investments permitted under Section 9.03 (other than by reference to this Section 9.05 (or any subclause hereof);

(k) Investments consisting of the guarantee by any Obligor of real property leases entered into by any Obligor;

(l) Investments consisting of non-cash loans to employees, officers or directors to the extent relating to the purchase of Qualified Equity Interests of Borrower and its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board;

(m) Investments consisting of earnest money deposits required in connection with a Permitted Acquisition;

(n) Investments in joint ventures; provided, that all such Investments do not exceed $25,000,000 for a single such Investment and $55,000,000 in the aggregate for all such Investments during the term of this Agreement; it being understood that the dollar limits in this Section 9.05(n) are exclusive of and do not count towards the dollar limits in Section 9.03(e);

(o) other Investments not exceeding $1,000,000 outstanding at any one time or as otherwise approved in advance in writing by the Majority Lenders; and

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(p) any of the transactions described in clause (a) of the definition of Permitted Value-Based Care Business Transaction;

provided that, notwithstanding anything herein to the contrary, in no case shall Borrower or any Subsidiary make any Investments otherwise permitted by this Section 9.05 in Pixalere Healthcare USA LLC until such time as the Pixalere Joinder Date shall have occurred.

9.06 Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests;

(b) any Subsidiary Guarantor may pay dividends to Borrower or any other Subsidiary Guarantor;

(c) for any taxable period (or portion thereof) with respect to which the applicable Obligor is treated as a partnership for income Tax purposes, such Obligor may make distributions to its members in an aggregate amount not to exceed the amount necessary for each member (including direct and indirect members) to pay its federal and state income Tax liabilities deemed to arise from the taxable income of such Obligor, which, for the avoidance of doubt, shall take into account (i) losses available to offset such taxable income, (ii) deductions attributable to any adjustments pursuant to Sections 734 or 743 of the Code, (iii) the deductibility of state and local Taxes for U.S. federal income Tax purposes, (iv) the deduction for qualified business income under Section 199A of the Code, and (v) the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.);

(d) Borrower may make Restricted Payments pursuant to and in accordance with restricted stock agreements, stock option plans or other benefit plans for management, directors or employees of Borrower and its Subsidiaries; provided, that the aggregate amount of all such Restricted Payments made in cash shall be limited to an aggregate amount of $2,000,000 in any fiscal year of Borrower;

(e) payments of any reasonable fees for transaction advisory, business and organizational strategy, finance, marketing, operational and strategic planning, relationship access and corporate development services under the Catalyst Services Agreement; provided that no such fee may be paid if a Specified Event of Default then exists or would result from the payment of such fees;

(f) reimbursement of reasonable out-of-pocket costs and expenses and indemnification payments to Catalyst;

(g) Borrower may make Restricted Payments deemed to occur upon the cashless or net exercise of stock options, warrants or other convertible or exchangeable securities;

(h) Borrower may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan to pay withholding taxes for which Borrower is liable in respect of a current or former officer, director, employee, member of management or consultant upon such grant or award (or upon vesting or exercise thereof);

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(i) Borrower may pay cash in lieu of the issuance of fractional shares in connection with any dividend, split or combination of its Equity Interests;

(j) Borrower and any Subsidiary, on a cashless basis, may effect the distribution of rights pursuant to any shareholder rights plan, a rights offering (other than for Disqualified Equity Interests) or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan or rights offering (other than for Disqualified Equity Interests); and

(k) payments by Borrower to former officers, directors, managers, employees and consultants (or their heirs and legatees) in respect of Equity Interests of the Borrower repurchased or redeemed from such Persons; provided that, (x) no Default or Event of Default is then existing or would be created thereby and (y) the aggregate Restricted Payments permitted pursuant to this Section 9.06(k) shall not exceed (A) in any fiscal year of Borrower, $200,000 and (B) during the term of this Agreement, $500,000.

9.07 Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of Seller Notes, Permitted Cure Debt, Earn-Out Obligations, any subordinated debt or any Indebtedness incurred pursuant to Section 9.01(u), other than (a) non-accelerated regularly scheduled payments with respect to Seller Notes and Earn-Out Obligations and any deferred payments not previously paid as a result of any of the conditions set forth in this Section 9.07(a) not being satisfied at the time of such scheduled payment, in each case, solely to the extent that (i) no Event of Default has occurred and is continuing or would arise as a result of such payment, (ii) with respect to any Seller Notes, such payment is permitted under the subordination terms and/or subordination agreements with respect thereto and (iii) after giving effect to such payment, the Obligors are in compliance on a pro forma basis with the covenant set forth in Section 10.01 and (b) scheduled payments of Indebtedness permitted both (i) to be incurred by Section 9.01 and (ii) to be paid under the terms of any subordination to the Obligations (if applicable).

9.08 Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the Closing Date, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of Borrower.

9.09 Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer, or otherwise dispose of any of its Property (including accounts receivable, Equity Interests of Subsidiaries) to any Person in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a) transfers of cash in the ordinary course of its business for equivalent value;

(b) sales of inventory in the ordinary course of its business on ordinary business terms;

(c) transfers of Property by any Subsidiary Guarantor to any other Obligor;

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(d) dispositions of any equipment that is obsolete or worn out or no longer used or useful in the Business;

(e) fundamental changes and Acquisitions permitted under Section 9.03, Investments permitted under Section 9.05 and Restricted Payments permitted under Section 9.06 (in each case, other than by reference to this Section 9.09 (or any subclause hereof));

(f) dispositions of real property or equipment to the extent that (i) such property or equipment is exchanged for credit against the purchase price of similar replacement property or equipment or (ii) within 180 days of such disposition, the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property or equipment;

(g) dispositions of Intellectual Property that is, in the reasonable good faith judgment of the Obligors, no longer economically practicable to maintain or useful in the conduct of the business of the Obligors;

(h) write-offs, sales or discounts without recourse on defaulted or past-due accounts receivable and similar obligations, in each case in the ordinary course of business;

(i) leases or subleases of real property or non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) to third parties, in each case not interfering with the business of the Obligors and their Subsidiaries;

(j) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and not interfering in any respect with the commercialization of any Material Product;

(k) terminations of a lease, license or other agreement that is not necessary for the ordinary course of business of the Obligors and would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the commercialization of any Material Product;

(l) any of the transactions described in clauses (a) and (b) of the definition of Permitted Value-Based Care Business Transaction;

(m) other Asset Sales; provided that all of the following conditions are met: (i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions do not exceed $1,000,000 and the aggregate market value of assets sold or otherwise disposed of during the term of this Agreement do not exceed $5,000,000, (ii) the consideration received is at least equal to the fair market value of such assets, (iii) not less than seventy-five percent (75%) of the consideration received is cash and (iv) no Default or Event of Default shall then exist or result from such sale or other disposition;

(n) development and other collaborative arrangements where such arrangements provide for the licenses or disclosure of Patents, Trademarks, Copyrights or other Intellectual Property rights in the ordinary course of business and consistent with general market practices; provided that such licenses must be true licenses as opposed to licenses that are sales transactions in substance;

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(o) the unwinding or termination of Hedging Agreements;

(p) any Involuntary Dispositions; and

(q) dispositions or investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venturers or similar parties set forth in the relevant joint venture agreements and/or similar binding agreements;

provided that, notwithstanding anything herein to the contrary, in no case shall Borrower or any Subsidiary conduct an Asset Sale otherwise permitted under this Section 9.09 if the resulting holder of such assets sold or otherwise disposed of would be Pixalere Healthcare USA LLC until such time as the Pixalere Joinder Date shall have occurred.

9.10 Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions between or among Obligors;

(b) any transaction permitted under Section 9.01, 9.05, 9.06 or 9.09 (in each case, other than by reference to this Section 9.10 (or any subclause hereof));

(c) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Borrower or any of its Subsidiaries in the ordinary course of business,

(d) Borrower may issue Qualified Equity Interests to Affiliates in exchange for cash; provided that the terms thereof are no less favorable (including the amount of cash received by Borrower) to Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower;

(e) issuance by Borrower of stock incentive compensation to officers, employees, directors, managers and consultants pursuant to equity incentive compensation plans and programs and equity incentive compensation agreements;

(f) payment of reasonable board of managers fees, board of directors fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of managers and board of directors meetings; provided, that, no board of managers fees or board of directors fees shall be paid if a Specified Event of Default then exists or would result from the payment of such fees;

(g) entering into indemnification agreements with directors, managers and officers in the ordinary course of business;

(h) transactions in connection with the Catalyst Services Agreement;

(i) transactions in connection with operating leases in the ordinary course of business;

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(j) transactions in which the terms thereof are no less favorable (including the amount of cash received by Borrower) to Borrower than those that would be obtained in a comparable arms’-length transaction with a Person not an Affiliate of Borrower; and

(k) the transactions set forth on Schedule 9.10.

9.11 Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (a) restrictions and conditions imposed by law or by this Agreement, (b) restrictions and conditions imposed by any agreement providing Permitted Priority Debt, (c) restrictions and conditions imposed by any agreement providing secured Permitted Indebtedness permitted under Section 9.01(h), to the extent that such restrictions and conditions apply only to the property or assets securing such Permitted Indebtedness, (d) Restrictive Agreements listed on Schedule 7.15, (e) customary provisions in joint venture agreements, provided such restrictive provisions apply solely to such joint venture entered into in the ordinary course of business, (f) customary restrictions and conditions contained in agreements relating to the sale of assets or Equity Interests pending such sale, provided such restrictions and conditions apply only to the assets or Equity Interests that are to be sold and such sale is otherwise permitted hereunder, (g) any stockholder agreement, charter, by laws or other organizational documents of Borrower or any Subsidiary as in effect on the Closing Date, (h) limitations associated with Permitted Liens, and (i) agreements related to Permitted Value-Based Care Business Transactions, provided that such restrictions, conditions or limitations apply only to the assets, property and Persons subject to such Permitted Value-Based Care Business Transaction.

9.12 Amendments to Organizational Documents. Such Obligor shall not, and shall not permit any of its Subsidiaries to, enter into any amendment to or modification of its organizational documents in a manner that would be materially adverse to the interests, or rights or remedies, of Administrative Agent and the Lenders.

9.13 Sales and Leasebacks. Without in each case the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (a) which such Obligor or Subsidiary has sold or transferred or is to sell or transfer to any other Person and (b) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.14 Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply would not reasonably be expected to result in a Material Adverse Change.

9.15 Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

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9.16 Compliance with ERISA. Neither Borrower nor any ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect. No Obligor or Subsidiary thereof shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

9.17 Equity Interests in Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, such Obligor shall not, and shall not permit any of its Subsidiaries to (a) permit any Person (other than (i) any Obligor, (ii) any wholly-owned Subsidiary or (iii) any holder of Equity Interests in Pixalere Healthcare USA, LLC or Sanara Collagen Peptides, LLC as of the Closing Date) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (b) issue or have outstanding any shares of Disqualified Equity Interests.

9.18 Material Intellectual Property Restrictions. Notwithstanding any other provisions of this Agreement or any other Loan Document to the contrary, in no event shall any Obligor (x) dispose of, whether by sale, contribution, investment or otherwise, any Material Intellectual Property to any Subsidiary that is not an Obligor or to any joint venture or (y) contribute or otherwise invest any Material Intellectual Property in any Subsidiary that is not an Obligor or to any joint venture.

SECTION 10

FINANCIAL COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied (other than inchoate reimbursement obligations for which no claim has been made), each Obligor covenants and agrees with the Administrative Agent and the Lenders that:

10.01 Minimum Liquidity. The Obligors (in the aggregate) shall maintain at all times Liquidity in an amount which shall exceed the greater of (a) $3,000,000 and (b) to the extent Borrower has incurred Permitted Priority Debt, the minimum cash balance, if any, that Borrower is required to maintain under the Permitted Priority Intercreditor Agreement.

10.02 Minimum Revenue. Borrower and its Subsidiaries shall have annual Revenue (for each respective calendar year (calculated contemporaneously with the date that the financial statements for such calendar year are delivered or required to be delivered pursuant to Section 8.01(b)), the “Minimum Required Revenue”):

(a) during the twelve-month period beginning on January 1, 2024, of at least $60,000,000;

(b) during the twelve-month period beginning on January 1, 2025, of at least $75,000,000;

(c) during the twelve-month period beginning on January 1, 2026, of at least $85,000,000;

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(d) during the twelve-month period beginning on January 1, 2027, of at least $95,000,000; and

(e) during each twelve-month period beginning on January 1 of a given year thereafter, of at least $105,000,000.

10.03 Cure Right.

(a) Notwithstanding anything to the contrary contained in Section 11, in the event that the Obligors fail to comply with the covenants contained in Section 10.02 (such covenants for such applicable periods being the “Specified Financial Covenants”), Borrower shall have the right within one-hundred twenty (120) days of the end of the respective calendar year:

(i) to issue additional shares of Qualified Equity Interests in exchange for cash (the “Equity Cure Right”), or

(ii) to borrow Permitted Cure Debt (the “Subordinated Debt Cure Right” and, collectively with the Equity Cure Right, the “Cure Right”),

in an amount equal to (x) two (2) multiplied by (y) the Minimum Required Revenue less the actual Revenue for such calendar year (the “Cure Amount”). Upon the receipt by Borrower of the Cure Amount pursuant to the exercise of such Cure Right, such Cure Amount shall be deemed to constitute Revenue for purposes of the Specified Financial Covenants and the Specified Financial Covenants shall be recalculated for all purposes under the Loan Documents. If, after giving effect to the foregoing recalculation, the Obligors shall then be in compliance with the requirements of the Specified Financial Covenants, the Obligors shall be deemed to have satisfied the requirements of the Specified Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date and the applicable breach of the Specified Financial Covenants that had occurred and the related Default and Event of Default shall be deemed cured without any further action of Borrower, Administrative Agent or any Lender for all purposes under the Loan Documents.

(b) Notwithstanding anything herein to the contrary, the Cure Amount received by Borrower from investors investing in or lending to Borrower pursuant to Section 10.03(a) shall be used to immediately prepay the Loans (and a correlative amount of the Loans automatically shall become due and payable), including any fees payable pursuant to the Fee Letter (including the Back-End Facility Fee) and the applicable Prepayment Premium, credited in the order set forth in Sections 3.03(b)(i)(A)-(E).

SECTION 11

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

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(b) any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier;

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02(a), 8.03 (with respect to each Obligor’s existence), 8.11, 8.12, Section 9 or Section 10; provided that with respect to Permitted Priority Debt otherwise permissible under Section 9.01(c), such Permitted Priority Debt shall not cease to constitute “Permitted Priority Debt” solely by reason of any overadvance with respect thereto resulting in Borrower failing to remain in compliance with the eighty percent (80%) borrowing base limitation with respect to such Permitted Priority Debt contained in the definitive documentation for such Permitted Priority Debt so long as (i) Borrower is actively taking steps to cure any overadvance resulting from such failure and (ii) such overadvance is repaid and Borrower complies with such borrowing base limitations within ten (10) days of such initial failure to comply;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, if such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of (i) the date a Responsible Officer of Borrower or any Subsidiary had Knowledge or should have had Knowledge of the occurrence of such failure and (ii) the date upon which notice thereof is given to Borrower by Administrative Agent or any Lender;

(f) Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness;

(g) any event or condition occurs (i) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness;

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(h) any Obligor or any Subsidiary:

(i) becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors;

(ii) commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(iii) institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv) applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property; or

(v) takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h) or (i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(i) any petition is filed, application made or other proceeding instituted against or in respect of Borrower or any of its Subsidiaries:

(i) seeking to adjudicate it an insolvent;

(ii) seeking a receiving order against it;

(iii) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iv) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property;

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and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided further that if Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(j) any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Section 11.01(h) or (i) (subject to such event not being cured by the sixtieth (60th) day thereafter with respect to events referred to in Section 11.01(i));

(k) one or more final judgments or settlements for the payment of money in an aggregate amount in excess of $500,000 (or the Equivalent Amount in other currencies), net of insurance recoveries, shall be rendered against or entered into by any Obligor or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment or settlement creditor to attach or levy upon any assets of any Obligor or any Subsidiary to enforce any such judgment or settlement;

(l) an ERISA Event shall have occurred that, in the opinion of the Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding (i) $500,000 in any year or (ii) $1,000,000 for all periods until repayment of all Obligations;

(m) a Change of Control shall have occurred;

(n) a Material Adverse Change shall have occurred;

(o) (i) any Lien created by any of the Security Documents shall at any time (except as expressly permitted by the terms of any Loan Document or due to the failure of Administrative Agent to take any action within its control required by Administrative Agent to maintain perfection) not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 14) shall for whatever reason cease to be in full force and effect, or (iii) any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 14), or the enforceability thereof, shall be repudiated or contested by any Obligor;

(p) one or more fines or penalties issued by any Governmental Authority involving in the aggregate a liability in excess of $5,000,000 (or the Equivalent Amount in other currencies) shall be rendered against any Obligor or any combination thereof and (i) the same shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal within for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed or (ii) any action shall be taken by any Governmental Authority to enforce any such fine or penalty;

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(q) any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling, manufacturing or providing any material Product in the United States for more than forty-five (45) consecutive calendar days;

(r) the provisions of any subordination agreement entered into in connection with any other Indebtedness in excess of $1,000,000 (or the Equivalent Amount in other currencies) in the aggregate for all such Indebtedness required, by this Agreement or the Loan Documents, to be subordinated to the Obligations (including, but not limited to, Permitted Cure Debt and Seller Notes) shall for any reason be revoked or invalidated, or the validity or enforceability thereof shall be contested in any manner by an Obligor or holder of Permitted Cure Debt, Seller Notes or other such Indebtedness, or any event occurs requiring early payment or redemption of any Permitted Cure Debt or Seller Notes held by any lender thereof or any other holder of Indebtedness subordinated to the Obligations;

(s) the loss, suspension, restriction or revocation of, or failure to renew, any Regulatory Approval now held or hereafter acquired by Borrower or any Subsidiary if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect; and

(t) the debarment or exclusion of the Borrower or any Subsidiary under 21 U.S.C. Section 335a or any similar applicable Law if such debarment or exclusion could reasonably be expected to have a Material Adverse Effect.

11.02 Remedies. (a) Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h), (i) or (j)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) (an “acceleration”), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations (including fees specified in the Fee Letter), shall become due and payable immediately and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b) Upon the occurrence of any Event of Default described in Section 11.01(h), (i) or (j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (an “acceleration” and, together with any acceleration defined in Section 11.02(a), each, an “Acceleration”) and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below), all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

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(c) Acceleration Premium Calculation. The applicable “Acceleration Premium” shall be an amount calculated as follows:

(i) If the date of Acceleration occurs:

(A) on or prior to the date that is one (1) year following the applicable Borrowing Date, the Acceleration Premium shall be an amount equal to ten percent (10.00%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) subject to the Acceleration;

(B) after the date that is one (1) year following the applicable Borrowing Date, and on or prior to the date that is two (2) years following the applicable Borrowing Date, the Acceleration Premium shall be an amount equal to five percent (5.00%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) subject to the Acceleration; and

(C) after the date that is two (2) years following the applicable Borrowing Date, the Acceleration Premium shall be an amount equal to zero percent (0.00%) of the aggregate outstanding principal amount of the Loans (including, for the avoidance of doubt, any PIK Loans) subject to the Acceleration.

(ii) To determine the aggregate outstanding principal amount of the Loans subject to the Acceleration and the applicable Borrowing Date, as of any date of Acceleration, for purposes of this Section 11.02(c):

(A) if, as of such date of Acceleration, Borrower shall have made only one Borrowing (excluding Borrowings of PIK Loans), the Acceleration Premium shall be determined by reference to the Closing Date; and

(B) if, as of such date of Acceleration, Borrower shall have made more than one Borrowing (excluding Borrowings of PIK Loans), then the Acceleration Premium shall equal the sum of multiple Acceleration Premiums calculated with respect to the Loans of each such non-PIK Loan Borrowing included in such Acceleration, each of which Acceleration Premiums shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon) and by reference to the applicable Borrowing Date for such Borrowing. In the case that the amount of Loans subject to Acceleration does not equal the full principal amount of Loans outstanding, the amount of such payment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the inverse order in which such Borrowings were made.

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(d) For the avoidance of doubt, the Acceleration Premium and the Back-End Facility Fee that are payable upon Acceleration of the Loans shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date for any reason whether due to Acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), whether by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Loans or Loan Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of Lenders in receiving the full benefit of their bargained-for Acceleration Premium and their bargained-for Back-End Facility Fee as provided herein and in the Fee Letter). The Obligors and Lenders acknowledge and agree that any Acceleration Premium and the Back-End Facility Fee due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement, whether in a bankruptcy case or otherwise.

(e) Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Acceleration Premium calculation and the Back-End Facility Fee with its advisors and acknowledges that the Acceleration Premium is a reasonable approximation of Lenders’ liquidated damages upon Acceleration and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that Lenders have entered into this Agreement in reliance upon the Acceleration Premium and the Back-End Facility Fee. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Acceleration Premium and the Back-End Facility Fee in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement and the Fee Letter, including in the case of any Obligor’s bankruptcy filing, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by Borrower shall constitute secured obligations owing to the Lenders.

(f) For the avoidance of doubt, in the event of any Acceleration, interest pursuant to Sections 3.02(a) and (b) shall accrue on all Obligations, including the Back-End Facility Fee and any Acceleration Premium, from and after the date such Obligations are due and payable until paid in full.

(g) After the exercise of remedies provided for in this Section 11.02 (or after the Loans have automatically become immediately due and payable as set forth in this Section 11.02), any amounts received by any Lender or Administrative Agent on account of the Obligations shall be applied by Administrative Agent in its sole discretion and then, to the extent any proceeds remain, to Borrower or other parties lawfully entitled thereto.

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SECTION 12

ADMINISTRATIVE AGENT

12.01 Appointment and Duties. (a) Appointment of Administrative Agent. Each Lender hereby irrevocably appoints CRG Servicing (together with any successor Administrative Agent pursuant to Section 12.09) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents, (iii) act as agent of such Lender for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Obligors on the Collateral to secure any of the Obligations and (iv) exercise such powers as are reasonably incidental thereto.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h), (i) or (j) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h), (i) or (j) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise, (vii) enter into subordination agreements with respect to Permitted Cure Debt and Seller Notes or any other subordination agreement or intercreditor agreement with respect to Indebtedness of an Obligor, (viii) enter into non-disturbance agreements and similar agreements and (ix) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by an Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct any Lender to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in the foregoing clauses (i) through (iii).

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12.02 Binding Effect. Each Lender agrees that (i) any action taken by Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion. (a) No Action without Instructions. Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a), Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

12.04 Delegation of Rights and Duties. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through or to any trustee, co-agent, sub-agent, employee, attorney-in-fact and any other Person (including any other Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

12.05 Reliance and Liability. (a) Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor or any Subsidiary) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

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(b) None of Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Obligor hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each Obligor hereby waives and agrees not to assert any right, claim or cause of action it might have against Administrative Agent based thereon.

12.06 Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, or engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

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12.07 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Administrative Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Obligor and each Subsidiary and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities. (a) Each Lender agrees to reimburse Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Administrative Agent or any of its Related Persons to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Administrative Agent’s or such Related Person’s gross negligence or willful misconduct.

12.09 Resignation of Administrative Agent. (a) Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Administrative Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If, within thirty (30) days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Majority Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this Section 12.09(a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

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(b) Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 12.03, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

12.10 Release of Collateral or Subsidiary Guarantors. Each Lender hereby consents to the release and hereby directs Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:

(a) any Subsidiary of Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12;

(b) any Lien held by Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 8.12 after giving effect to such Asset Sale have been granted, (ii) any property subject to a Lien described in Section 9.02(d) and (iii) all of the Collateral and all Obligors, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans and all other Obligations (other than inchoate reimbursement obligations for which no claim has been made) that Administrative Agent has been notified in writing are then due and payable, and (C) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Majority Lenders and each Indemnitee that is owed such Obligations; and

(c) without limiting the foregoing, in the event Obligors wish to transfer, contribute or otherwise dispose of the equity interests of any subsidiary that holds assets of the Value-Based Care Business to a Transaction Vehicle, then automatically upon formation of the Transaction Vehicle (all without any further action being required by the Obligors, Administrative Agent or Lenders to effectuate such termination and release) (i) the applicable Subsidiaries shall be released from their respective guarantees and (ii) any Lien on such Subsidiaries and the equity interests held by the applicable Obligors in such Subsidiaries shall be terminated and released and each Obligor (or its designee) may, and Administrative Agent hereby authorizes such Obligor (and its designee) to, cause Uniform Commercial Code termination statements and any other termination or release document or instrument necessary or appropriate for evidencing such release of the Liens granted by such Obligor to Administrative Agent pursuant to the Loan Documents to be filed and recorded.

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Each Lender hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 12.10.

12.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to Administrative Agent) this Section 12 and the decisions and actions of Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (b) each of Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 13

MISCELLANEOUS

13.01 No Waiver. No failure on the part of Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

13.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by confirmed email transmission) and delivered, if to Borrower, another Obligor, Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by email transmission shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication). Notices and other communications to Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications.

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13.03 Expenses, Indemnification, Etc.

(a) Expenses. The Obligors, on a joint and several basis, agree to pay or reimburse (i) Administrative Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and expenses of Moore & Van Allen PLLC, as counsel to Administrative Agent and the Lenders, and any sales, goods and services or other similar Taxes applicable thereto, and printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) Administrative Agent and the Lenders for all of their documented out-of-pocket costs and expenses (including the documented fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default; provided, however, that Borrower shall not be required to pay or reimburse any amounts pursuant to Section 13.03(a)(i)(x) in excess of the Expense Cap.

(b) Indemnification. The Obligors, on a joint and several basis, hereby indemnify Administrative Agent, each Lender, their respective Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, and any claim, investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to any of the foregoing, whether or not any Indemnified Party is a party to an actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory, and whether or not such investigation, litigation or proceeding is brought by Borrower, any of its shareholders or creditors, and whether or not the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.” No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans; provided, that the foregoing shall in no event limit the indemnification obligations of the Obligors under this clause (b) to the extent such special, indirect, consequential or punitive damages are included in any claim in connection with which such Indemnified Party is otherwise entitled to indemnification thereunder.

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13.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement or in any other Loan Document, any provision of this Agreement or any other Loan Document may be modified or supplemented only by an instrument in writing signed by Borrower and the Majority Lenders (or Administrative Agent on behalf of such Majority Lenders); provided however, that:

(a) the consent of all of the Lenders shall be required to:

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or the Commitments, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans (including any principal amortization payment, Prepayment Premium or Acceleration Premium), extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans (including with respect to Prepayment Premiums or Acceleration Premiums) or extend any date set forth in Section 6 or the definition of “Commitment Period”;

(ii) amend the provisions of Section 6;

(iii) amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(iv) amend this Section 13.04 or the definition of “Majority Lenders”;

(v) amend Section 4.05 in a manner that would alter the pro rata sharing of payments required thereby;

(vi) release Borrower or, except in connection with a merger or consolidation permitted under Section 9.03 or an Asset Sale permitted under Section 9.09, all or substantially all of the Subsidiary Guarantors without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 12.10 (in which case such release may be made by Administrative Agent acting alone); and

(b) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, Administrative Agent (or otherwise modify any provision of Section 12 or the application thereof) unless in writing and signed by Administrative Agent in addition to any signature otherwise required.

Notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

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13.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Lenders. Any of the Lenders may assign or otherwise transfer any of their rights or obligations hereunder or under any of the other Loan Documents (i) by way of assignment in accordance with the provisions of Section 13.05(b), (ii) by way of participation in accordance with the provisions of Section 13.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.05(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any of the Lenders may at any time assign to one or more other Lenders, Affiliates of a Lender or, with the consent of Borrower, Eligible Transferees all or a portion of their rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided, however, that (x) no such assignment shall be made to Borrower, an Affiliate of Borrower or any employees or directors of Borrower at any time, (y) the consent of Borrower shall not be required (A) for any assignment by a Lender of all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) into a securitization, warehouse financing, repurchase transaction or similar financing or monetization of loans or (B) if a Specified Event of Default shall have occurred and be continuing and (z) once a Lender’s rights and obligations under this Agreement (including the Commitment and the Loans at the time owing to it) have been assigned into a securitization, warehouse financing, repurchase transaction or similar financing or monetization of loans, the consent of Borrower shall not be required for any subsequent assignments thereof. Subject to the recording thereof by Administrative Agent pursuant to Section 13.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lenders under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 13.03. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.05(e).

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(c) Amendments to Loan Documents. Each of Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 13.05.

(d) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a register for the recordation of the name and address of each Lender and any assignee of the Lenders and the Commitment and outstanding principal amount (and stated interest) of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Obligors shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors, at any reasonable time and from time to time upon reasonable prior notice. This Section 13.05 shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(e) Participations. Any of the Lenders may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Obligors shall continue to deal solely and directly with the Lenders in connection therewith.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 13.05(f), the Obligors agree that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were the Lender.

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(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitment, loan, letter of credit or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letters of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Certain Pledges. The Lenders may at any time pledge or assign a security interest in all or any portion of their rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.

13.06 Survival. The obligations of the Obligors under Sections 5.01, 5.02, 5.03, 13.03, 13.05, 13.09, 13.10, 13.11, 13.12, 13.13, 13.14, 13.20 and Section 14 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty.

13.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

13.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

13.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

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13.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 13.10(a) is for the benefit of Administrative Agent and the Lenders only and, as a result, neither Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of Administrative Agent or the Lenders to serve any such process or summonses in any other manner permitted by applicable Law.

(c) Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

13.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

13.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

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13.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

13.15 No Fiduciary Relationship. Each Obligor acknowledges that Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, Borrower or any other Obligor arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and Obligors is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

13.16 Confidentiality. Administrative Agent and the Lenders agree to maintain the confidentiality of the Confidential Information (as defined in the Non-Disclosure Agreement) in accordance with the terms of that certain confidentiality agreement dated as of May 27, 2023, between Borrower and CR Group (the “Non-Disclosure Agreement”). Any new Lender that becomes party to this Agreement hereby agrees to be bound by the terms of the Non-Disclosure Agreement. The parties to this Agreement shall prepare a mutually agreeable press release announcing the completion of this transaction on or after the Closing Date.

13.17 USA PATRIOT Act. Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) or any Anti-Money Laundering Laws, they are required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act or other Anti-Money Laundering Laws.

13.18 Maximum Rate of Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (in each case, the “Maximum Rate”). If the Lenders shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, and not to the payment of interest, or, if the excessive interest exceeds such unpaid principal, the amount exceeding the unpaid balance shall be refunded to the applicable Obligor. In determining whether the interest contracted for, charged, or received by the Lenders exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Indebtedness and other obligations of any Obligor hereunder, or (d) allocate interest between portions of such Indebtedness and other obligations under the Loan Documents to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law.

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13.19 Certain Waivers.

(a) Real Property Security Waivers.

(i) Each Obligor acknowledges that all or any portion of the Obligations may now or hereafter be secured by a Lien or Liens upon real property evidenced by the Real Property Security Documents. The Secured Parties may, pursuant to the terms of the Real Property Security Document and applicable Law, foreclose under all or any portion of one or more of said Liens by means of judicial or nonjudicial sale or sales. Each Obligor agrees that the Secured Parties may exercise whatever rights and remedies they may have with respect to said real property security, all without affecting the liability of any Obligor under the Loan Documents, except to the extent the Secured Parties realize payment by such action or proceeding. No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of any Secured Party’s rights to proceed in any other form of action or against any Obligor or any other Person, or diminish the liability of any Obligor, or affect the right of the Secured Parties to proceed against any Obligor for any deficiency, except to the extent the Secured Parties realize payment by such action, notwithstanding the effect of such action upon any Obligor’s rights of subrogation, reimbursement or indemnity, if any, against Obligor or any other Person.

(ii) To the extent permitted under applicable Law, each Obligor hereby waives any rights and defenses that are or may become available to such Obligor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(iii) To the extent permitted under applicable Law, each Obligor hereby waives all rights and defenses that such Obligor may have because the Obligations are or may be secured by real property. This means, among other things:

(A) the Secured Parties may collect from any Obligor without first foreclosing on any real or personal property collateral pledged by any other Obligor; and

(B) If the Secured Parties foreclose on any real property collateral pledged by any Obligor:

(1) the amount of the Loans may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price;

(2) the Secured Parties may collect from each Obligor even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right that such Obligor may have to collect from any other Obligor; and

(3) to the extent permitted under applicable Law, this is an unconditional and irrevocable waiver of any rights and defenses each Obligor may have because the Obligations are or may be secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(iv) To the extent permitted under applicable Law, each Obligor waives all rights and defenses arising out of an election of remedies by the Secured Parties, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Obligor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

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(b) Waiver of Marshaling. WITHOUT LIMITING THE FOREGOING IN ANY WAY, EACH OBLIGOR HEREBY IRREVOCABLY WAIVES AND RELEASES, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS IT MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW, CONTRACT OR OTHERWISE) TO REQUIRE THE MARSHALING OF ANY ASSETS OF ANY OBLIGOR, WHICH RIGHT OF MARSHALING MIGHT OTHERWISE ARISE FROM ANY PAYMENTS MADE OR OBLIGATIONS PERFORMED.

13.20 Tax Treatment. The parties hereto agree (a) that any contingency associated with the Loans is described in Treasury Regulations Section 1.1272-1(c) and/or Treasury Regulations Section 1.1275-2(h), and therefore no Loan is governed by the rules set out in Treasury Regulations Section 1.1275-4, (b) except for a Lender described in Sections 871(h)(3) or 881(c)(3) of the Code, absent the adoption of or any change in a Requirement of Law, all interest on the Loans is “portfolio interest” within the meaning of Sections 871(h) or 881(c) of the Code, and therefore is exempt from withholding tax under Sections 1441(c)(9) or 1442(a) of the Code, and (c) to adhere to this Section 13.20 for federal income and any other applicable tax purposes and not to take any action or file any Tax Return, report or declaration inconsistent herewith.

13.21 Original Issue Discount. For purposes of Sections 1272, 1273 and 1275 of the Code, each Loan is being issued with original issue discount; please contact Mike McNeil, Chief Financial Officer, 1200 Summit Avenue, Suite 414, Fort Worth, TX 76102, telephone: 682-252-0282 to obtain information regarding the issue price, the amount of original issue discount and the yield to maturity.

13.22 Redemption Price.

(a) For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) and Back-End Facility Fee shall be due and payable whenever so stated in this Agreement (and the Fee Letter, as applicable), or by any applicable operation of law, regardless of the circumstances causing any related payment prior to the Stated Maturity Date (other than an Acceleration, in which case the Acceleration Premium instead shall be payable).

(b) The Obligors and the Lenders acknowledge and agree that any Prepayment Premium due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement.

(c) Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Prepayment Premium calculation with its advisors and acknowledges that the Prepayment Premium is a reasonable approximation of the Lenders’ liquidated damages upon repayment on any Redemption Date prior to the Stated Maturity Date and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that the Lenders have entered into this Agreement in reliance upon the Prepayment Premium. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Prepayment Premium in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and the Obligors hereby waive any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by any Obligor shall constitute secured obligations owing to the Lenders.

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13.23 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 14

GUARANTEE

14.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Secured Parties and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all fees and other amounts from time to time owing to the Secured Parties by Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

14.02 Obligations Unconditional; Guarantor Waivers. The obligations of the Subsidiary Guarantors under Section 14.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 14.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above, and each Subsidiary Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(a) any change in the time, including the time for any performance or compliance with, place or manner of payment of, or in any other term of, the Guaranteed Obligations or any other obligation of any Obligor under any Loan Document, or any rescission, waiver, amendment or other modification of any Loan Document or any other agreement, including any increase in the Guaranteed Obligations resulting from any extension of additional credit or otherwise;

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(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any taking, exchange, substitution, release, impairment or non-perfection of any Collateral, any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the Guaranteed Obligations or any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected; and

(e) the failure of any other Person to execute or deliver this Agreement, any Loan Document or any other guaranty or agreement or the release or reduction of liability of any Obligor or other guarantor or surety with respect to the Guaranteed Obligations.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

14.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 14 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

14.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations (other than inchoate reimbursement obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 14.01, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

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14.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Secured Parties, the obligations of Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 14.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 14.01.

14.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 14 constitutes an instrument for the payment of money, and consents and agrees that the Secured Parties, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

14.07 Continuing Guarantee. The guarantee in this Section 14 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

14.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 14.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 14 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 14.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any Equity Interests of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

14.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 14.01 would otherwise, taking into account the provisions of Section 14.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 14.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

SANARA MEDTECH INC.

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer

Address for Notices:

1200 Summit Avenue, Suite 414
Fort Worth, Texas 76102
Attn: Mike McNeil
Tel.:
Email:

[Signature Page – Term Loan Agreement (SANARA MEDTECH INC.)]

SUBSIDIARY GUARANTORS:

Cellerate, LLC,
a Texas limited liability company

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer, Vice President and Secretary

Address for Notices:

1200 Summit Avenue, Suite 414
Fort Worth, Texas 76102
Attn: Michael D. McNeil
Tel.:
Email:

Wound Care Innovations, LLC,
a Nevada limited liability company

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer, Vice President and Secretary

Address for Notices:

1200 Summit Avenue, Suite 414
Fort Worth, Texas 76102
Attn: Michael D. McNeil
Tel.:
Email:

United Wound and Skin Solutions, LLC,
a Delaware limited liability company

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer, Vice President and Secretary

Address for Notices:

1200 Summit Avenue, Suite 414
Fort Worth, Texas 76102
Attn: Michael D. McNeil
Tel.:
Email:

[Signature Page – Term Loan Agreement (SANARA MEDTECH INC.)]

Sanara Biologics, LLC,
a Texas limited liability company

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer, Vice President and Secretary

Address for Notices:

1200 Summit Avenue, Suite 414
Fort Worth, Texas 76102
Attn: Michael D. McNeil
Tel.:
Email:

Scendia Biologics, LLC,
a Delaware limited liability company

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer

Address for Notices:

1200 Summit Avenue, Suite 414
Fort Worth, Texas 76102
Attn: Michael D. McNeil
Tel.:
Email:

Rochal Technologies, LLC,
a Texas limited liability company

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer

Address for Notices:

1200 Summit Avenue, Suite 414
Fort Worth, Texas 76102
Attn: Michael D. McNeil
Tel.:
Email:

[Signature Page – Term Loan Agreement (SANARA MEDTECH INC.)]

Sanara MedTech Applied Technologies, LLC,
a Texas limited liability company

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer

Address for Notices:

1200 Summit Avenue, Suite 414
Fort Worth, Texas 76102
Attn: Michael D. McNeil
Tel.:
Email:

WounDerm, LLC,
a Delaware limited liability company

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer, Vice President and Secretary

Address for Notices:

1200 Summit Avenue, Suite 414
Fort Worth, Texas 76102
Attn: Michael D. McNeil
Tel.:
Email:

Precision Healing LLC,
a Delaware limited liability company

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer

Address for Notices:

1200 Summit Avenue, Suite 414
Fort Worth, Texas 76102
Attn: Michael D. McNeil
Tel.:
Email:

[Signature Page – Term Loan Agreement (SANARA MEDTECH INC.)]

Sanara Collagen Peptides, LLC,
a Delaware limited liability company

By:	/s/ Michael D. McNeil
Name:	Michael D. McNeil
Title:	Chief Financial Officer

Address for Notices:

1200 Summit Avenue, Suite 414
Fort Worth, Texas 76102
Attn: Michael D. McNeil
Tel.:
Email:

[Signature Page – Term Loan Agreement (SANARA MEDTECH INC.)]

ADMINISTRATIVE AGENT:

CRG SERVICING LLC

By:	/s/ Nathan Hukill
Name:	Nathan Hukill
Title:	Authorized Signatory

Address for Notices:

1000 Main Street, Suite 2500
Houston, TX 77002
Attn: Portfolio Reporting
Tel.:
Fax:
Email: notices@crglp.com

[Signature Page – Term Loan Agreement (SANARA MEDTECH INC.)]

LENDERS:

CRG PARTNERS V DELAWARE PARALLEL FUND

By:	/s/ Nathan Hukill
Name:	Nathan Hukill
Title:	Authorized Signatory

Address for Notices:

1000 Main Street, Suite 2500
Houston, TX 77002
Attn: Portfolio Reporting
Tel.:
Fax:
Email: notices@crglp.com

CRG PARTNERS V CAYMAN PARALLEL C FUND

By:	/s/ Nathan Hukill
Name:	Nathan Hukill
Title:	Authorized Signatory

Address for Notices:

1000 Main Street, Suite 2500
Houston, TX 77002
Attn: Portfolio Reporting
Tel.:
Fax:
Email: notices@crglp.com

[Signature Page – Term Loan Agreement (SANARA MEDTECH INC.)]

INDEX OF SCHEDULES

Schedule 1	-	Commitments
Schedule 7.05(b)(i)	-	Intellectual Property
Schedule 7.05(b)(ii)	-	Intellectual Property Exceptions
Schedule 7.06	-	Certain Litigation
Schedule 7.12	-	Information Regarding Subsidiaries
Schedule 7.14	-	Material Agreements
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Owned and Leased Real Property
Schedule 7.17	-	Pension Matters
Schedule 9.01	-	Existing Indebtedness
Schedule 9.02	-	Existing Liens
Schedule 9.05	-	Existing Investments
Schedule 9.10	-	Transactions with Affiliates

INDEX OF EXHIBITS

Exhibit A	-	Form of Guarantee Assumption Agreement
Exhibit B	-	Form of Notice of Borrowing
Exhibit C-1	-	Form of U.S. Tax Compliance Certificate
Exhibit C-2	-	Form of U.S. Tax Compliance Certificate
Exhibit C-3	-	Form of U.S. Tax Compliance Certificate
Exhibit C-4	-	Form of U.S. Tax Compliance Certificate
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Landlord Consent
Exhibit F	-	Form of Intercreditor Agreement (Permitted Priority Debt)